UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               MEDGRUP CORPORATION
                               -------------------
                 (Name of small business issuer in its charter)

         Colorado                          6411                  84-1504390
         --------                          ----                  ----------
(State or jurisdiction of       (Primary Standard Industrial   I.R.S. Employer
incorporation or organization)  Classification Code Number)   Identification No.


                          1880 Willow Park Way, Suite B
                          Monument, Colorado 80132-9086
          (Address and telephone number of principal executive offices and principal place of business)


                               William D. Cronin,
                Chairman of the Board and Chief Executive Officer
                               MedGrup Corporation
                          1880 Willow Park Way, Suite B
                          Monument, Colorado 80132-9086
                                 (719) 481-1500
            (Name, address and telephone number of agent for service)


                        Copies of all communications to:
                             David J. Babiarz, Esq.
                       Overton, Babiarz & Associates, P.C.
                        7720 E. Belleview Ave., Suite 200
                            Englewood, Colorado 80111
                                 (303) 779-5900


     Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                               CALCULATION OF REGISTRATION FEE

Title of each                         Proposed             Proposed
class of securities   Amount to       maximum offering     maximum aggregate   Amount of
to be registered      be registered   price per share(1)   offering price(1)   registration fee(1)
--------------------------------------------------------------------------------------------------
Common Stock, $.001
          par value   865,000         $1.75                $1,513,750          $400
---------


     (1) Based upon the average of the bid and asked prices of the Company's common stock on April 24, 2000 in accordance with Rule 457(c) of the Securities Act of 1933.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion. Dated April 28, 2000

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                         865,000 SHARES OF COMMON STOCK

                               MEDGRUP CORPORATION
                                     (LOGO)


     This prospectus relates to 865,000 shares of common stock of MedGrup Corporation that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified in this prospectus. The total net proceeds to the selling stockholders from the sale of our shares will equal the sales price of such shares, less any commissions. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will pay the expenses incurred in registering the common stock, including legal and accounting fees.

     A total of 600,000 shares of common stock offered by this prospectus were acquired by the selling stockholders in a private placement conducted by us during late 1999 and early 2000. An additional 145,000 shares were acquired by certain selling stockholders in conversion of notes payable by the Company. We can issue the remaining 120,000 shares upon exercise of a warrant held by a securities broker-dealer who assisted with our private placement. See "Selling Stockholders."

     Our common stock is traded over the counter under the symbol "CODX" and quotations are published in the Pink Sheets maintained by members of the National Association of Securities Dealers, Inc. and published by the National Quotations Bureau. Following receipt of an effective date for the registration statement of which this prospectus is a part, we intend to apply for quotation of our common stock in the OTC Bulletin Board. The last quotes of our common stock as reported by the National Quotations Bureau on April 24, 2000 was $1.50 per share bid and $2.00 asked.

     Our principal executive offices are located at 1880 Willow Park Way, Suite B, Monument, Colorado 80132-9086, and our telephone number is (719) 481-1500.

     Investing in our common stock involves substantial risks. See "Risk Factors" (page 3)

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                            Dated April ______, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


1     SUMMARY OF THE OFFERING................................................1

   1.1      OUR BUSINESS.....................................................1
   1.2      OPERATING RESULTS................................................1
   1.3      OUR GROWTH STRATEGY..............................................2
   1.4      THE OFFERING.....................................................2
   1.5      SELECTED FINANCIAL DATA..........................................3

2     RISK FACTORS...........................................................3

   2.1      RISKS ASSOCIATED WITH OUR FINANCIAL POSITION.....................3
   2.2      BUSINESS FACTORS THAT MAY NEGATIVELY AFFECT OUR OPERATIONS.......4
   2.3      OTHER FACTORS THAT MAY NEGATIVELY AFFECT OUR COMMON STOCK........7

3     FORWARD-LOOKING STATEMENTS.............................................9

   3.1      IN GENERAL.......................................................9
   3.2      NO "SAFE HARBOR".................................................9

4     PRICE RANGE OF OUR COMMON STOCK.......................................10

5     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS.............................................10

   5.1      OVERVIEW........................................................10
   5.2      LIQUIDITY AND CAPITAL RESOURCES.................................11
   5.3      RESULTS OF OPERATION............................................12
   5.4      PERSEUS ART GROUP, INC..........................................14
   5.5      CHANGES IN OUR ACCOUNTANTS......................................15

6     OUR BUSINESS..........................................................15

   6.1      GENERAL.........................................................15
   6.2      INDUSTRY OVERVIEW AND COMPETITION...............................15
   6.3      OPERATIONS......................................................17
   6.4      MARKETING.......................................................20
   6.5      COMPLIANCE AND INDUSTRY REGULATION..............................21
   6.6      INSURANCE.......................................................22
   6.7      EMPLOYEES.......................................................22
   6.8      FACILITIES......................................................22
   6.9      LEGAL MATTERS...................................................22

7     OUR MANAGEMENT........................................................22

   7.1      OUR DIRECTORS AND EXECUTIVE OFFICERS............................23
   7.2      COMMITTEES OF THE BOARD OF DIRECTORS............................24
   7.3      DIRECTOR COMPENSATION...........................................24
   7.4      EXECUTIVE COMPENSATION..........................................24
   7.5      EMPLOYMENT CONTRACTS............................................26
   7.6      QUALIFIED STOCK OPTION PLAN.....................................26
   7.7      TRANSACTIONS WITH RELATED PARTIES...............................27
   7.8      REPORTS TO SHAREHOLDERS.........................................28

8     PRINCIPAL STOCKHOLDERS................................................28

9     DESCRIPTION OF OUR CAPITAL STOCK......................................31

   9.1      IN GENERAL......................................................31
   9.2      COMMON STOCK....................................................31
   9.3      OUR TRANSFER AGENT..............................................32
   9.4      CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION.............32
   9.5      LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION............32

10    SHARES ELIGIBLE FOR FUTURE SALE.......................................33

   10.1     IN GENERAL......................................................33
   10.2     SALES OF RESTRICTED SHARES......................................33
   10.3     EFFECT OF SALES OF SHARES.......................................34

11    PLAN OF DISTRIBUTION..................................................34

12    LEGAL MATTERS.........................................................36

13    EXPERTS...............................................................36

14    ADDITIONAL INFORMATION................................................36

FINANCIAL STATEMENTS OF MEDGRUP CORPORATION, FORMERLY
MEDGRUP DEVELOPMENT SERVICES, INC...........................................F-1

FINANCIAL STATEMENTS OF MEDGRUP CORPORATION, FORMERLY PERSEUS
ART GROUP, INC..............................................................F-20

1    SUMMARY OF THE OFFERING

     This summary highlights important information about our business and about this offering. Because it's a summary, it doesn't contain all the information you should consider before investing in the common stock. So please read the entire prospectus.

     MedGrup Corporation, a Colorado corporation, was organized in 1998. We were originally founded as Perseus Art Group, Inc. to operate a retail fine art business. In 1999, the assets and operations of MedGrup Development Services, Inc. were merged with Perseus and we began operation in the medical services industry. MedGrup Development Services, Inc. was originally organized in 1995. Our principal executive offices are located at 1880 Willow Park Way, Suite B, Monument, Colorado 80132-9086, and our telephone number is (719) 481-1500.

1.1  Our Business

     As a company, we provide coding and consulting service for hospitals and other healthcare providers located in the United States. Under existing Federal and state requirements, these providers must submit billings for Medicare and Medicaid reimbursement in a coded format. Many private health insurers also require submission of billing information in this coded format. These providers are therefore faced with strict regulatory compliance issues, as well as cash flow concerns in addressing coding requirements. We maintain a staff of highly qualified individuals to satisfy these coding requirements and help the providers operate more efficiently and profitably. Most of our service is provided off the premises of the providers, although we often maintain personnel at the providers' location to facilitate our service. We license the computer software used in connection with our coding service from an independent third party and modify it to be used in our business. We do not own the rights to the software.

     We presently have approximately 57 clients. Many of these clients are hospitals in rural areas, which can't afford or locate full-time coding staff. We also work with larger, urban healthcare providers which believe our services are more efficient than maintaining their own staff or use our services to supplement their staff. Some highlights of our business include the following:

     o We provide coding services for inpatient, outpatient and emergency room services provided by healthcare organizations.

     o We assist our clients in staffing their medical records department to improve operations.

     o We provide consulting services to healthcare providers to help their medical records and business office departments run more smoothly and profitably.

     o We audit the medical records departments of our clients to assist them to comply with Federal and state regulations.

1.2  Operating Results

     We've operated in the medical services industry for 5 years. During that time, we have significantly increased our clients, revenues and profit. Here are some of our financial highlights:

     o We increased the number of clients from 17 in 1997 to 37 in 1998 and 47 at the end of 1999.

     o Our revenues have increased from $968,267 during 1997, to $980,431 in 1998 and $1,986,596 in 1999.

     o Our profit or loss after income taxes have increased from a loss of $2,666 in 1997, to a profit of $195,269 in 1998 and $231,650 in 1999.

1.3  Our Growth Strategy

     The strategy for our growth in the future is to add as many additional clients as is consistent with our goal of providing superior service in the medical services industry. Our target market is small, rural and community hospitals, but we also market to large, urban health centers. We market our services through personal contact by our employees, through industry associations, services and various publications. We also obtain new customers by word of mouth referral from existing clients. Our existing customer base is located primarily in Texas, Oklahoma, California and Colorado. We hope to continually add to that client base and expand the geographic reach. Finally, we must continually update our technology to enhance productivity, profitability and customer service.

     We currently work with several networks of hospitals, including T.O.R.C.H. and Covenant in Texas, Western Healthcare Alliance in Colorado and Tenet on a nationwide basis. Our strategy for growth is to obtain additional service within these networks, as well as expand our service into additional provider networks.

     Our biggest obstacle to date has been managing our growth. The large increase in clients and revenues that we have experienced over recent years has strained our executive, administrative and operating staff. We must continually add new coders to provide service to our clients. We must also maintain quality over the service we provide to our customers. The proceeds that we received from a recent private placement have been used to expand our infrastructure to help with our growth.

1.4  The Offering

     (a) Common stock offered: 865,000 shares to be sold by the selling stockholders.

     (b)  Common stock outstanding: 5,535,000 shares.

     (c)  Proposed symbol and trading market: "CODX" on the OTC Bulletin Board

     The number of shares of common stock outstanding (i) gives effect to a 1 for 2 reverse split of our common stock effective May 12, 1999, and (ii) does not include 120,000 shares issuable upon exercise of a warrant at $1.10 per share or 1,391,293 shares of common stock issuable upon exercise of stock options outstanding under our stock option plan. The weighted average exercise price of these options is $1.17 per share. This number also does not include up to an additional 108,707 shares of common stock reserved for future stock option grants. See "Qualified Stock Option Plan" for a more complete description of our stock option plan.

1.5  Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus. Our independent public accountants, Cordovano & Harvey, P.C., have audited it. You should read the information below along with all other financial information and analysis in this prospectus. Please don't assume that the results below indicate results we'll achieve in the future.

--------------------------------------------------------------------------------
                                                         Fiscal Year Ended
                                                            December 31,
                                                     ---------------------------
                                                       1999              1998
--------------------------------------------------------------------------------

Statement of Operations Data:
-----------------------------
Revenues                                             $1,986,596       $  980,431
Gross profit                                          1,186,956          728,581
Operating expenses                                      932,340          532,611
Income from operations                                  254,616          195,970
Interest expense                                         14,912              701
Income tax provision                                      9,554              -0-
Income from continuing operations                       231,650          195,269
Earnings per share                                          .05              .05

Balance Sheet Data:
-------------------
Current assets                                       $  860,402
Total assets                                          1,205,385
Current liabilities                                     299,201
Long-term debt                                           86,049
Total stockholders' equity                              811,088


2    RISK FACTORS

     Please carefully consider the following risk factors before deciding to invest in the common stock.

2.1  Risks Associated With Our Financial Position

     (A) Limited operating history and revenues. We completed the merger with MedGrup Development Services on May 12, 1999. Prior to that, MedGrup Development Services operated for a limited period of time. Consequently, we have a limited operating history. Our revenues for the year ended December 31, 1999 were approximately $2 million, an increase of approximately $1 million from 1998. We are in the early phase of our development. Purchasers of our common stock should be aware of the difficulties encountered by companies such as ours, including the need for working capital, limited operating history and intense competition.

     (B) Limited capitalization and working capital. We presently have limited capitalization and working capital. At December 31, 1999, we reported shareholder's equity of $811,088 and working capital of $561,201. We believe we will require capital from outside sources to continue growing at our present rate. We hope to finance these capital requirements through a combination of debt and equity financing. While we believe we have resources available to satisfy those requirements, we cannot assure that we can obtain capital or that we can acquire such capital on terms acceptable to us.

     (C) Collection of accounts receivable. Accounts receivable in the amount of $665,783 represent a substantial portion of our working capital. This represents a substantial investment for us. We depend on collecting those receivables to finance our working capital requirements. While we believe we maintain an adequate reserve against those receivables, we cannot assure we will succeed in collecting the remainder. As most of our customers are hospitals which are wholly or partially government funded, we believe our collections are reasonably certain. However, we typically collect our receivables 60 to 90 days after billing. We must finance our operations during this collection time.

2.2  Business Factors That May Negatively Affect Our Operations

     (A) We must keep up with our growth. Because of our limited operating history and revenues, we maintain a relatively limited staff of management and administrative personnel. This situation places great stress on these individuals to manage our growth. Our continued growth will depend on a variety of factors, including our ability to initiate, develop and maintain new client relationships. We must also assure that our existing clients receive quality service from our coders. We must also develop systems to accurately record and monitor our growth. We must also evaluate and expand our facilities and equipment to ensure our clients receive quality service and we can continue to grow as we hope. All of these factors place great demands on our people and our systems, and we cannot assure that we will continue to grow at our past rate.

     (B) We are dependent on the hospital market. Our customers are typically hospitals and other healthcare providers, and we derive substantially all of our revenues from services to hospitals. Our performance therefore depends on continued demand for our service from these providers. Consolidation in the healthcare industry, particularly in the hospital market, could decrease the number of potential purchasers of our services or the loss of one or more of our significant customers. Either of these events could negatively affect our business, financial condition and results of operation. Legislative or market-driven reforms could also negatively affect our business. Finally, the decision to purchase our services typically involves the approval of several members of management of a hospital. Consequently, it is difficult for us to predict the timing or outcome of the buying decision of our customers or potential customers.

     (C) We are dependent on the services of certain key personnel. We depend on the continued service of key management employees. These individuals include William Cronin, Chairman of the Board and Chief Executive Officer, Terry Holmes, President, and Gary Mendenhall, Vice President. Mr. Cronin founded the Company and is responsible for marketing the Company's services to our clients. Messrs. Holmes and Mendenhall are responsible for managing the day-to-day operations of our business. The loss of the services of any of these individuals could adversely affect our business. We have employment agreements with each of these individuals for a minimum of one year. However, we maintain no "key man" life insurance on any of their lives. The loss of any of these individuals would adversely affect our business.

     (D) Our success depends upon our ability to keep up with rapidly changing technology. We depend on our computer and telecommunications equipment and software capabilities to run our business. Our failure to maintain the competitiveness of our technological capabilities or respond effectively to technological changes could negatively affect our business, results of operations or financial condition. As we are not a computer software provider, we do not typically invest funds in research and development for our coding software. We depend on products acquired from independent third parties. Our continued growth and future profitability will depend on a number of factors, including our ability to (i) expand our existing service offerings to include desired customer services and (ii) as our business matures, introduce new services that leverage and respond to changing technological and healthcare developments. We cannot assure that technologies or services developed by our competitors will not render our products or services non-competitive or obsolete.

     (E) We compete with other industry participants. Although the outsourcing of medical coding is a relatively new service, we compete with larger, well established companies with greater resources than ours. Most importantly, we compete with the medical records departments of hospitals and other clients and potential clients. However, these providers are often unable to find qualified personnel to work in their medical records department. In marketing our service, we attempt to educate healthcare providers about the benefit of our service. Providers are beginning to look to third parties for their coding and other administrative needs. This has created competition for our service.

     Larger, established services companies such as QuadraMed Corp., provide a variety of coding and consulting services to participants in the healthcare industry. Large professional accounting and management services firms such as Arthur Anderson and Ernst and Young, have also developed departments which provide coding services to their hospital clients. These companies have substantially greater financial and personnel resources than we do and have established relationships with certain clients. We also compete with other specialty coding companies, which provide services similar to ours. While we believe we are favorably positioned to compete with these specialty and larger companies, we cannot assure that our business will be successful in the future. We must continually expand and refine our services to remain competitive. Finally, pressures from current or future competitors could also cause our services to lose market acceptance or result in price erosion, with a negative effect on our business, results of operations or financial condition.

     (F) We face liability for incorrect coding. If we incorrectly code charts for a client, we may incur additional costs associated with correcting the errors and assisting the client in the "reconsideration process" with the payer, i.e. Medicare, Medicaid or a private health insurance company. This is done without additional charge to the client. In addition, if monetary or other penalties are assessed against a client by a state or Federal agency, it is possible that the client could claim reimbursement or damages from us. We cannot assure that the amount of our liability insurance will be adequate to insure against our potential losses.

     (G) A business interruption could materially disrupt our operations. Our operations depend on our ability to protect our communication systems with clients, including computer and telecommunications equipment and software, against damage from fire, power loss, interruption or failure, natural disaster and other similar events. In the event we experience a temporary or permanent interruption at one or more of our coding locations, through casualty, operating malfunction or otherwise, our business could be negatively affected and we may be required to compensate clients for any loss that they incur. In order to reduce the possibility of such an interruption, we maintain redundant service locations for our computer and other operating systems. We also currently maintain property and business interruption insurance; however, such insurance may not adequately compensate for any losses we or our clients may incur.

     (H) Our client contracts may be terminated on short notice and do not guarantee specific revenues. Our contracts with clients may be terminated on 90 days advance notice and do not ensure that we will generate a minimum level of revenue. The profitability of each client may fluctuate, sometimes significantly, depending on service required by that entity. We are not usually designated as our clients' exclusive coding provider. To remedy these situations, we are presently attempting to negotiate longer-term contracts with our clients. However, we believe that meeting our client's expectations can have a more significant impact on our revenues and profitability than the specific terms of our contracts. We believe we have excellent relations with all of our clients.

     (I) Our success depends on retaining qualified coders. Our success depends largely on our ability to recruit, hire, train and retain qualified employees, especially medical coders. Our industry is very labor intensive and requires highly trained and experienced personnel. While we believe we have excellent relations with our existing employees, we must continually recruit new employees to sustain our growth. Our employees are partially responsible for successful relations with our clients. For that reason, it is important that we maintain a qualified labor force. Qualified coders are in high demand and short supply in our industry. We must also retain employees at acceptable costs, including wages, employee benefits and taxes. An increase in these expenses could adversely affect our business and financial condition.

     (J) Our clients' business is heavily regulated by Federal and state law. While we are not directly regulated, the health care industry and our clients are heavily regulated by Federal and state laws. On the Federal level, the U.S. Department of Health and Human Services, through the Health Care Finance Authority ("HCFA") and the Office of the Inspector General, implement and enforce regulations specifying, among other thing, uniform coding requirements and strict billing guidelines for Medicare and Medicaid claims. The regulations require that providers use standardized numerical codes and descriptive terms to report procedures and services provided. These regulations also impose substantial penalties for incorrect billing. These regulations are found within the Social Security Act, as amended. The regulations and the penalties are directed at the health care providers, who directly provide the services and submit the claims for payment. HCFA may impose civil monetary penalties, assessments or exclusion from the Medicare and Medicaid programs for violations of the regulations. State laws also govern health care providers. State regulations regarding uniformity and submission are similar to the Federal regulations. Because we do not actually submit the claims, we do not believe that the regulations directly affect us, but we must follow state and Federal regulations in our coding work.

     The confidentiality of patient records and the circumstances under which such records may be released for inclusion in the Company's databases are regulated by Federal and state governments. These state laws and regulations govern both the disclosure and the use of confidential patient medical record information. Although compliance with these laws and regulations is at present principally the responsibility of the hospital, physician or other healthcare provider, regulations governing patient confidentiality rights are evolving rapidly. Additional legislation governing the dissemination of medical record information has been proposed at both the state and federal level. This legislation may require holders of such information to implement security measures that may require substantial expenditures by us. We cannot assure that changes to state or federal laws will not materially restrict the ability of healthcare providers to transmit information from patient records to facilitate our service.

2.3  Other Factors that May Negatively Affect Our Common Stock

     (A) There may be no active public market for our common stock. Because our stock presently trades in limited amounts, we can't assure you that there will be an active public market for our shares in the future. Quotations for our stock are currently reported in the "Pink Sheets" maintained by securities brokers/dealers. This medium of quotation is not widely recognized in the financial services industry. As a result, trading in our stock may be limited. You shouldn't expect to easily resell our common stock if you buy it.

     (B) Our stock price may experience extreme price and volume fluctuations. The stock market in general, and the OTC Market, has historically experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of companies and which has affected the market price of securities of many companies. The trading price of our common stock is likely to be highly volatile and could also be subject to significant fluctuations in price in response to such factors as:

     o    variations in quarterly results of operations;

     o announcements of new services or acquisitions by us or our competitors;

     o    governmental regulatory action;

     o    general trends in our industry and overall market conditions; and

     o    other event or factors, many of which are beyond our control.

     Movements in prices of equity securities may also affect the market price of our common stock in general.

     (C) No assurance of stock listing. It is our intention to apply for listing of our common stock in the OTC Bulletin Board following the date of this prospectus. We believe such listing will provide additional exposure to our stock and our company, and allow increased liquidity for our shareholders. However, we cannot assure that our efforts to obtain this listing will be successful. Representatives of the NASD, the agency that oversees the means of electronic quotation, control application and approval for listing in the Bulletin Board and other Nasdaq markets. Applications for listing in the Bulletin Board have received increased scrutiny recently as a result perceived abuse involving "micro-cap" securities. While we believe we will satisfy the criteria for listing on the Bulletin Board, we cannot assure that our application will be successful. Our failure to obtain such listing may result in shareholders having difficulty selling their shares, should they desire to do so.

     (D) Our stock may be characterized as "penny stock." Sales of certain lower priced securities are regulated by special rules adopted by the Securities and Exchange Commission. "Penny stocks" generally are equity securities with a price of less than $5 per share, other than securities listed on certain national securities exchanges or quoted in the Nasdaq system. These penny stock rules require a securities broker or dealer, prior to a transaction in a penny stock not otherwise excused from the rules, to deliver risk disclosure information to its customer. The broker or dealer must also provide the customer with current sales information for the stock, the compensation of the broker or dealer and monthly account statements showing the market value of each stock held in the customer's accounts. In addition, these rules require that the broker or dealer make a written determination that the security is a suitable investment for the customer and receive the customer's agreement to the transaction. These disclosure and other requirements may have the effect of reducing the level of trading activity in our stock. Based on the historical trading price of our stock, we believe it will initially be characterized as a penny stock.

     (E) We don't plan to pay dividends. We don't expect to pay dividends on common stock anytime soon. We expect to use all earnings to develop our business. Our Board of Directors will decide on any future payment of dividends, depending on our results of operations, financial condition, capital requirements and any other relevant factors.

     (F) You will experience dilution. You'll experience immediate and substantial dilution in net tangible book value for any common stock you purchase. Our net tangible book value as of December 31, 1999, was $811,088 or $.15 per share. Assuming sales of the common stock at $1.75 per share, of which there is no assurance, shareholders will experience an immediate decrease in net tangible book value of $1.60 per share.

     (G) Our Company is controlled by management. Members of our management own or control approximately 70% of our outstanding common stock. As a result, these individuals will be able to control election of our Board of Directors and other events affecting our future. Our Articles of Incorporation under which we operate allow approval of all significant transactions by a majority vote of the outstanding shares. Because our management owns substantially in excess of 50% of the outstanding common stock, they will be in a position to control the Company for the foreseeable future. Other shareholders will have a limited voice in the affairs of our Company.

     (H) Sale of a substantial amount of our common stock into the market in the future may depress our stock price. Sales of a substantial amount of our common stock in the public market or the perception that such sales might occur could negatively affect the market price of our common stock in the future. Of the 5,535,000 shares of common stock outstanding as of the date of this prospectus, approximately 1,025,000 are freely tradable and 4,510,000 are subject to restrictions on resale imposed by securities laws. The shares of restricted stock may be sold in the public market only if registered or if they qualify for an exemption from registration under federal and state law. Of the total amount of restricted stock currently outstanding, 675,000 shares are immediately available for resale in limited amounts, and will become completely unrestricted in June, 2000. The shares issued in connection with the merger of MedGrup Development Services will become available for resale in limited amounts in May,

2000. Sales of any or all of these shares in the future may depress the price for our common stock in the public market.


3    FORWARD-LOOKING STATEMENTS

3.1  In General

     This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the medical services industry, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in Section 2, include:

     (a) changes in general economic and business conditions affecting the medical services industry;

     (b) financial strength of the Medicare, Medicaid and private healthcare systems;

     (c) new regulations which might be adopted by Federal or state governments;

     (d) changes in billing requirements which might be adopted by private insurance carriers;

     (e)  our costs and the pricing of our services;

     (f)  the level of demand for our services; and

     (g)  changes in our business strategies.

3.2  No "Safe Harbor"

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering.


4    PRICE RANGE OF OUR COMMON STOCK

     The following table shows the range of high and low bids for our common stock for the last two fiscal years or portions thereof as reported by the National Quotations Bureau. Our common stock has traded over the counter since July, 1999 and is currently quoted in the "Pink Sheets" maintained by securities broker-dealers and published by the National Quotation Bureau. Trading in our common stock is very limited at present. The quotations represent prices between dealers, do not include retail markup, markdown or commissions, and may not necessarily represent actual transactions.

     Fiscal Quarter Ended                      High             Low
     --------------------                      ----             ---

          1999
          ----
     September 30                              $1.50            $1.50
     December 31                                1.50             1.00

          2000
          ----
     January 1 - March 31                       1.3125           1.1875

     As of March 20, 2000 there were approximately 50 record holders of our common stock. No dividends have been paid with respect to our common stock and we have no plans to pay dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion.


5 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

5.1  Overview

     We derive our revenue from services provided in the medical services industry. Specifically, we act as a third party source for coding of medical records charts and other consulting services for the healthcare industry. Our clients are primarily hospitals. A majority of our services are billed on a flat fee basis based upon the number of charts coded. Fees for other services vary, based on the type of service and client, but are also on a flat fee basis.

     On May 12, 1999, we merged with MedGrup Development Services, Inc., then a privately held Colorado corporation. At that time, our name was changed to MedGrup Corporation. MedGrup Development Services had been engaged in the medical services industry since approximately 1995.

     Effective with the date of the merger, we issued 3,785,000 shares of our common stock to the former shareholders of MedGrup Development Services. This transaction has been treated as a recapitalization of MedGrup Development Services for accounting purposes, although MedGrup Corporation, formerly known as Perseus Art Group, Inc., is the legal survivor. The transaction was treated as a reverse acquisition for accounting purposes, as if MedGrup Development Services had acquired Perseus. Our historical financial information contained in this prospectus is that of MedGrup Development Services. The merger was effective May 12, 1999. However, the financial statements have been presented as if the transaction took place on April 30, 1999.

5.2  Liquidity and Capital Resources.

     (A) December 31, 1999. At December 31, 1999, we had working capital of $561,201, consisting of current assets of $860,402 and current liabilities of $299,201. Coupled with additional cash received by us subsequent to year-end, we believe our cash and capital resources are sufficient for the 2000 fiscal year.

     Our greatest need for cash is payment of salaries and benefits to our coders, as well as management and administrative personnel. Whether our coders are paid on a salary or piecework basis, we must compensate them in advance of payment from our clients. At December 31, 1999, we had accrued $665,783 of accounts receivable from our clients, net of allowances for potentially uncollectable accounts. This represents a substantial investment for us. However, we believe the reservoir of receivables accrued at year end, coupled with our existing cash, will be sufficient to satisfy our cash and capital requirements for the year 2000.

     Historically, we have a very high collection rate for our receivables. As many of our hospital clients are government funded, collections are reasonably certain. However, our collection experience is historically approximately 60 to 90 days after billing. This resulted in the need to raise additional capital during 1999. As our revenues grow, our need to finance additional receivables will also increase.

     Our other greatest need for capital is to finance equipment acquisition. We have a substantial investment in equipment to conduct coding services, both within our client hospitals and at remote locations where our coders operate. We finance all of these equipment acquisitions. We acquire this equipment, consisting of sophisticated fax machines and computers from independent third parties, through a combination of outright purchase and capital leases. At December 31, 1999, we had acquired $343,683 of equipment, net of accumulated depreciation, which included approximately $141,518 of capital leases. While we believe our existing equipment is adequate for our immediate needs, we must replace and/or expand our equipment in the future to maintain operations and our perceived competitive edge.

     We believe we have a variety of resources to finance future capital requirements. In addition to our existing cash and accounts receivable, we have available a line of credit from our commercial lender in the amount of $50,000, all of which was available at the date of this prospectus. Any amounts which we borrow on this line carry interest at a variable rate based on the existing prime rate (8.25% at December 31, 1999), are collateralized by substantially all of our assets and will be due in full on October 30, 2000. Our lender has also indicated its willingness to finance additional equipment acquisitions on a longer-term basis. Finally, we believe we could obtain additional financing through additional placement of our equity securities.

     During the year ended December 31, 1999, our operations used approximately $57,000 in cash. A majority of that use is attributable to an increase in accounts receivable, in the approximate amount of $450,000. We used an additional $150,000 in cash in connection with investing activities, primarily the acquisition of equipment and leasehold improvements.

     We satisfied our cash requirements during 1999 primarily through private sales of our common stock. In July, 1999, we undertook an offering of up to 600,000 shares at a price of $1 per share pursuant to exemptions from the registration requirements of existing Federal and state securities laws. A securities broker/dealer acted as our placement agent for purposes of this offering and charged us 10% commission on sales and a non-accountable expense allowance of 1% of the gross proceeds raised in the offering. We also issued 50,000 shares of common stock valued at $50,000 and warrants to acquire our common stock at an exercise price of $1.10 per share at the rate of one warrant for each five shares sold in the offering. We netted a total of $275,054 prior to year-end on the sale of 385,000 shares after $110,000 of offering costs. The remainder of the offering was sold subsequent to year-end.

     We also received $87,000 through the issuance of notes to private parties during 1999. These notes were subsequently converted to common stock during the year at a price of $.60 per share. Overall, our cash increased approximately $100,000 during the year. We believe our existing cash is sufficient for the 2000 fiscal year.

     We do not believe the expenses which we incurred in connection with the merger will be repeated during the year 2000. Assuming no other changes in cash flow, this could improve operations during year 2000 and reduce the need for cash from outside sources. However, we are unable to predict with any degree of certainty the results of our operations this year, and accordingly, make no assurance as to future cash flow.

     (B) Comparison of 1999 to 1998. Our financial condition improved from 1998 to 1999. Our working capital increased approximately $325,000 from December 31, 1998 to 1999. Our current assets increased significantly during that time, while current liabilities also increased, but in a smaller amount. Our net worth also improved, from negative $313,000 at December 31, 1998 to $811,000 at December 31, 1999.

     The improvement in our financial condition during 1999 is primarily attributable to the stock offering we conducted during that year. We also converted $87,000 in notes payable to common stock with the consent of the note holders. The result of those transactions, coupled with our net income and other activity during the year, resulted in an increase in our net worth.

     With regard to our working capital, accounts receivable increased substantially from 1998 to 1999, from $214,000 at December 31, 1998 to $666,000 at December 31, 1999. This increase corresponds to the increase in business that we experienced during 1999 and was made possible by the cash flow from financing activities described above. The greatest increase in current liabilities during 1999 was accrued salaries and payroll taxes. This too is attributable to our increased business activity and greater compensation expense for our coders and other personnel.

5.3  Results of Operation.

     (A) Year ended December 31, 1999. During the year ended December 31, 1999, we realized net income after taxes of $231,650, or $.05 per share, on revenues of $1,986,596. Costs of revenue were approximately $800,000, resulting in a gross profit margin of approximately 60%.

     Costs of our revenue include primarily salaries and benefits for coding personnel. We believe these costs were higher relative to our revenues during 1999 due to the integration of many new coders. We also added many new clients during 1999, which required set-up and familiarization with new information. We expect each of these situations to continue for the foreseeable future.

     Our most significant item of expense was general and administrative, in the approximate amount of $750,000. The most significant items included in general and administrative expenses were payroll and related expenses, in the approximate amount of $400,000. We believe salaries and benefits for our management and administrative personnel will increase during 2000 as new people are added, and will continue to represent a significant portion of our expenses. We also incurred approximately $100,000 of expenses during 1999 for travel and related expense associated with obtaining and retaining clients.

     During the year ended December 31, 1999, we also incurred approximately $83,000 of expenses for professional and consulting fees. We expect those expenses will be reduced during 2000 following completion of the merger. However, we will incur additional professional fees as we begin filing reports with the SEC.

     Our revenues are divided between coding and miscellaneous services. Coding, which represented the majority of our revenues during 1999, includes outsourcing of the coding function normally performed by healthcare providers. Coding for emergency rooms services represents the most significant portion of this service. Other revenue includes auditing service provided to our clients, review of fees and other miscellaneous consulting. We expect that consulting revenues will increase during 2000, as we have signed certain long-term contracts with existing and new clients. However, we believe that coding will continue to represent a majority of our revenues in the future.

     (B) Comparison to 1998. During the year ended December 31, 1998, we realized net income after taxes of $195,269, or $.05 per share, on total revenue of $980,431. Our revenues increased 103% from 1998 to 1999, while our net income increased approximately 24%.

     The substantial increase in our revenue from 1998 to 1999 resulted from the addition of many new clients, as well as additional services provided to existing clients. We are continually adding additional infrastructure in an effort to expand our service to additional clients. However, we do not wish to sacrifice service for the sake of growth. Accordingly, additional clients will be added only as we believe we can provide quality, reliable service.

     Our net income increased at a much slower rate than our revenue. We believe this is primarily attributable to two factors. First, our profit margin decreased significantly from 1998 to 1999, from 75% in 1998 to 60% in 1999. We believe this decrease is attributable to hiring and training many new coders during 1999, with a concurrent increase in cost and decrease in productivity by bringing coders on line prior to demand. We hope the results of our efforts will improve during 2000 as these coders become more experienced and productive.

     The second factor affecting our income significantly was the increase in general and administrative expenses. Payroll and related expenses increased approximately 100% from 1998 to 1999 with the increase in our management and administrative staff. Travel and related expenses also increased. This coincides with our increased marketing efforts and client load. We believe our general and administrative expenses will decrease as a percentage of revenue during 2000 with the elimination of expenses associated with the merger. However, unpredictable expenses may arise which we cannot now anticipate.

     We are unable at this time to accurately predict what effect, if any, inflation will have on our operations in the future. While we believe labor costs will increase in the short-term, we expect our prices will increase to keep pace. However, there is no assurance our clients will accept price increases in the future. We also cannot predict what effect new services will have on our operation, as this is an evolving part of our business.

5.4  Perseus Art Group, Inc.

     Perseus Art Group, Inc. was organized on June 26, 1998 under the laws of the State of Colorado to develop and operate an e-commerce market for the sale of original art and art reproductions. Prior to the merger with MedGrup Development Services, Inc., the activities of Perseus were limited to organizational efforts and obtaining financing. Perseus had no revenues prior to the merger.

     From its inception to December 31, 1998, Perseus survived entirely on the sale of its common stock to fund operating activities. In a limited public offering completed in October, 1998, the Company raised $82,500, net of offering costs, through the sale of 180,000 shares of its common stock to investors. Proceeds of that offering were used to acquire inventory and equipment, as well as pay operating costs. At December 31, 1998, Perseus had remaining $14,938 of assets, including $10,859 of cash. Total liabilities at that date equaled $1,854.

     Perseus raised an additional $10,000 through the sale of its common stock in the period January 1, 1999 through the date of the merger. Proceeds of that financing were used to fund additional operating expenses. At the date of the merger, the Company had no assets and no liabilities.

     For the period from inception through December 31, 1998, Perseus realized a net loss of $519,416, or $.48 per share. Significant expenses during that time included $60,500 of consulting fees paid to related parties and $450,000 of stock-based compensation. This latter expense was a non-cash expense, recorded under applicable accounting rules for stock issued to the founders of the Company. Perseus was in the development stage during 1998, and had no revenues from operations.

     During the period from January 1, 1999 through the date of the merger, the Company incurred an additional loss of $23,084, or $.02 per share. Significant expenses during that period include $10,069 paid to the vice president as compensation and $6,321 in legal and accounting fees. Perseus also realized a loss of $3,920 on the disposal of its assets and inventory prior to the merger. For further discussion of certain transactions between Perseus and its officers and directors, see Transactions With Related Parties.

5.5  Changes in our accountants.

     We retained Cordovano & Harvey, P.C., independent accountants, to audit our financial statements for the year ended December 31, 1999. Cordovano & Harvey replaced A. Liparulo, CPA, who acted as the accountant for MedGrup Development Services, Inc. and audited its financial statements for the year ended December 31, 1998. The dismissal of A. Liparulo and hiring of Cordovano & Harvey was approved by our Board of Directors. Cordovano & Harvey, P.C. audited the financial statements of Perseus Art Group, Inc. prior to its name change to MedGrup Corporation.

     The report of A. Liparulo for December 31, 1998 did not contain an adverse opinion or disclaimer of opinion, nor was such report modified as to uncertainty, audit scope or accounting principles. There was no disagreement with A. Liparulo on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to his satisfaction, would have caused him to make reference to the subject matter of the disagreement in connection with his report.

6    OUR BUSINESS

6.1  General

     We provide coding and consulting services to hospitals and other healthcare providers. Billing provided through Medicare, Medicaid and all private insurance companies must be coded in accordance with Federal regulations in order for healthcare providers to obtain reimbursement and remain in compliance with these regulations. We offer outsourcing of these coding and related consulting services to our clients.

6.2  Industry Overview and Competition

     (A) The Market. An important trend in healthcare today is outsourcing of various services. Hospitals and other healthcare providers are under increasing pressure to reduce costs to maintain or increase profitability. Healthcare costs in general are continually rising while consumers, Federal and state government agencies demand increasing efficiency from healthcare providers. An additional factor influencing this trend is the need of healthcare providers to ensure compliance with Federal billing regulations and reduce liability for incorrect coding. One means of addressing this demand is by outsourcing certain functions that can be provided by independent third parties. Healthcare providers often find that independent parties can provide services with more efficiency and reduced cost.

     An additional trend affecting this industry is the effort by the United States Government to reduce healthcare fraud. An initiative by the Clinton Administration has resulted in several high-profile actions against healthcare providers for over-billing Medicare and Medicaid. Existing regulations also provide substantial monetary penalties for errors in coding medical services. For this reason, coding departments of healthcare providers are under increased pressure to obtain accuracy in coding services.

     Many hospitals have a substantial backlog of information waiting to be coded due to their inability to find adequately trained personnel and to keep up with demand. With the increased emphasis on profitability, healthcare providers can no longer afford to retain an abundance of personnel. Unable to reduce staff personnel below minimum levels required for direct patient care, many healthcare providers reduce business office personnel to reduce overall costs. This has created the need for outsourcing of many business office functions.

     Our most important market is small to medium-sized hospitals located in rural and small urban areas. As a general rule, these institutions cannot locate or afford to pay, specialized personnel necessary to accurately code hospital charts for reimbursement. These institutions often find it more economical and efficient to retain outside coders to provide this service. Of approximately 5,700 acute healthcare facilities in the United States, we estimate that less than 10% retain outside coding services. Little additional information is available about this segment of the medical services industry, due to its relatively recent development.

     (B) Demographics. It is undisputed that the U.S. population is aging rapidly. Members of the baby boom generation born after World War II have reached middle age and are rapidly approaching retirement. In addition, life expectancy is increasing as healthcare and living habits of individuals improve. These trends will result in increased healthcare and hospital demand for the U.S. population in the future.

      The following statistics illustrate the convergence of these trends:

Projected Life Expectancy at birth, 1999 to 2100*
-------------------------------------------------
                  Male              Female
                  ----              ------
1999              74.1              79.8
2025              77.6              83.6
2050              81.2              86.7
2100              88.0              92.3

* Methodology and Assumptions for the Population Projections of the United
States: 1999 to 2100, Population Division Working Paper No. 38, U.S. Census Bureau, Issued January 13, 2000.

                 POPULATION DISTRIBUTION AMONG AGES, 1990 - 1999
================================================================================

       Population   Mean   Aged 65     percentage of   Aged 85     percentage of
       All ages*    Age    and over*   population      and over*   population
--------------------------------------------------------------------------------
1990   249,439      35.2   31,239      12.52           3059        1.23
1991   252,127      35.3   31,777      12.60           3189        1.26
1992   254,995      35.4   32,294      12.66           3315        1.30
1993   257,746      35.6   32,812      12.73           3446        1.34
1994   260,289      35.7   33,209      12.76           3562        1.35
1995   262,765      35.8   33,618      12.79           3684        1.40
1996   265,190      35.9   33,955      12.80           3800        1.43
1997   267,744      36.1   34,198      12.77           3919        1.46
1998   270,299      36.2   34,401      12.73           4054        1.50
1999   272,878      36.4   34,578      12.67           4184        1.53

*Numbers in thousands
**Source: Population Estimates Program, Population Division, U.S. Census Bureau

     (C) Our Competition. Competition in the coding segment of the medical services industry is poorly defined, due to the relatively new development of this segment. Our most recognizable competition is from the existing medical records department of clients and potential clients. We continually strive to educate our clients and potential clients of the advantages of outsourcing the coding function. We believe education is an important part of our marketing function.

     Among the industry participants who offer outsourcing of the medical records function, participants include major accounting firms with specialty departments and specialty coding services companies.

     o Major accounting firms, such as Ernst and Young and Arthur Andersen, are acquiring or developing coding departments within their overall firm strategy. Their service is generally provided to existing hospital clients as a supplement to other management services.

     o Specialty coding companies. Several medium to large participants exist in the specialty coding segment of the medical services industry. These include Laguna, MC Strategies and QuadraMed. Some of these organizations provide on-site coding review and may be implementing off-site coding. QuadraMed offers a wide variety of services, including software development and integration, which is designed to assist healthcare providers with the coding function, as well as their overall business office functions. While these entities present competition for our business, we believe the quality and variety of our service gives us a competitive advantage. However, we may be at a competitive disadvantage as a result of our limited financial resources and personnel.

     We believe our service of off-site coding assistance has major competitive advantages compared to services offered by most of our competitors. These advantages include minor on-site space or equipment requirements, non-threatening relationship with medical records staff and immediate response. These advantages, coupled with the experience and variety of service offered by the Company, gives us what we believe to be a competitive advantage.

6.3  Operations.

     (A) We operate primarily as an independent coding service. We operate as an independent, third party service satisfying coding requirements for hospitals and other healthcare providers. At the end of 1999, we had approximately 47 active clients in nine states. We offer a variety of services, primarily independent coding of medical charts. While our executive offices are located in Colorado, we maintain coders in approximately 9 states. A vast majority of our coding service is provided off-site through qualified individuals employed by us. The majority of our services are billed on a per-chart basis.

     (B) We offer a variety of services. We offer healthcare providers a reliable, quality alternative to in-house medical record department staffing requirements. Coding is primarily an administrative function which many healthcare providers find inefficient or uneconomical. However, these same providers must comply with strict Federal, state and private regulations to obtain reimbursement for services provided. Accordingly, we believe there is a strong demand for our service.

     Our services can generally be broken down into the following categories:

     o Coding review. We review coding originally preformed by the healthcare provider medical records department. Our qualified staff randomly selects patient charts for review to determine the accuracy of in-house coding. Specific documentation from each chart which has previously been coded is reviewed by our personnel, and the results relayed to the client within as little as 24 hours. In this capacity, we act as a safety check and education tool for hospital records departments. By providing this service, we believe we can increase revenue to the client while reducing errors and potential penalties.

     o Independent coding. We provide off-site, independent coding for services provided by hospitals and other healthcare providers. Services rendered to medical patients is initially recorded in a narrative format and accumulated in a chart. In order for the healthcare provider to be reimbursed for its service, the chart must be converted to a coded format specified primarily by Federal law.

          Coding is required for inpatient treatment (where patients remain overnight), outpatient services and emergency room treatment. In this capacity, we may supplement the service of the provider's medical records department on a temporary or permanent basis, or completely replace in-house coders. We generally charge our clients on a per-chart basis.

     o Professional fee schedule review. We work with administrative staff in a consulting capacity to review fees for emergency room services. Because of our experience in the healthcare industry, we believe we possess expertise in evaluating various charges for emergency room services. Our goal is to increase the profitability and enhance compliance of emergency room departments.

     o Staffing. We assist healthcare providers with permanent or temporary clerical staffing requirements. Due to our knowledge and contacts in the industry, we maintain a database of qualified personnel to alleviate staffing problems associated with clean-up or ongoing projects. We believe this service provides an important supplement to our independent coding services since some clients prefer to retain the coding function in-house and hire our clerical personnel on a temporary basis.

     (C) How we operate. We derive a majority of our revenues from independent coding services. We maintain electronic data connections between our clients and our coding personnel. We receive patient charts via facsimile from our clients, code the information and return the coded summary to them within as little as 24 hours. Our coding personnel are located in various states, often in home offices, which allows them flexible working schedules and provides us access to highly qualified personnel. We maintain the latest data transmission and computer equipment, which is purchased or leased, depending on our working capital and perceived cost savings.

     We license a software package from a third-party provider that assists our coding staff in converting the providers' medical chart information to appropriate numerical codes. These codes are required by Medicare, Medicaid and private insurance companies for reimbursement to the provider for medical services provided. We entered into a Software Limited License Agreement on December 4, 1997 and entered into an addendum to the Agreement December 13, 1999. The term of the Agreement is three years (December 13, 1999 through December 13, 2002). We are charged annual license fees on a per-user basis, which may be increased annually with proper notice from the licensor.

     We randomly audit our employees' performance to insure quality standards. Our coding supervisors periodically select random client charts for review. Errors or inaccuracies are immediately reported to our employees and steps taken to correct improper procedures. Due to the credentials and experience of our employees and the results of our internal audit process, we believe we have an extremely small margin of error.

     Our coders are required to maintain current credentials with the American Health Information Management Association or the American Academy of Professional Coders, Registered Health Information Administrator, Registered Health Information Technician, Certified Coding Specialist, Certified Coding Specialist for Physician Offices, Certified Procedural Coder, or Certified Procedural Coder for Hospitals. We require inpatient coders to have proof of at least 5 years inpatient coding experience in a medium to large sized facility prior to employment. This provides the expertise needed to code high acuity illness and invasive procedures often performed at large medical centers. We also require each full-time coder to complete 10 hours of continuing education credits each year pertaining specifically to coding.

     In most cases, we are retained by our clients on an indefinite basis. This means we may work with a client for one month or many years. While our relationships may be terminated with little advance notice from our clients, we believe the quality of our service will afford long working relationships. All of our contracts are in writing, but may be terminated by either us or our clients on short notice.

     Our most important market is small to medium hospitals with less than 150 beds. Hospitals in these markets typically lack financial and other resources sufficient to adequately staff medical records departments or simply cannot find qualified people. We often work with hospital groups, such as Torch and Covenant in Texas, Western Healthcare Alliance in Colorado and Tenet on a nationwide basis. These hospitals are typically located in rural and small urban markets. Two clients, Covenant Medical Center in Lubbock, Texas and Hillcrest Healthcare Systems in Tulsa, Oklahoma, each account for more than 10% of our revenue.

     (D) Our operating strategy. We try to be a leader in our segment of the medical service industry through superior customer service and technological innovation. Our goals are to enhance our clients' compliance with government regulations regarding billing for medical services, and increase our clients' profitability through efficient coding and increased reimbursement. Some clients verify that the cost of our service can be wholly or partially recovered by the increased revenues realized from more accurate coding. We emphasize the benefits of outsourcing versus in-house coding by:

     o    Adhering to high professional service standards;

     o    Maintaining only highly qualified coding personnel;

     o    Educating our clients on accurate and complete coding; and

     o    Providing our services at a cost which is affordable to our clients.

     We also try to increase customer satisfaction by offering a wide variety of services. In addition to independent coding services, we offer coding review, staffing and consulting services. We believe our clients view this as a turn-key solution for an important administrative function.

     In addition to offering a variety of services, we endeavor to offer a coding solution which will address a variety of client needs. Our off-site coding services may be used in the following situations:

     o    To temporarily replace the services of an absent staff member;

     o As a permanent replacement to increase efficiency and accuracy and decrease costs;

     o    To alleviate temporary back-logs; or

     o    As a staffing solution to replace or supplement existing personnel.

Our service can therefore be viewed as a total solution for healthcare coding requirements.

     Our future strategy is to increase the number of clients we serve, and to increase our services to each client. Numerous rural and community hospitals operate throughout the United States with inadequately staffed coding departments. We believe we can offer an excellent solution for their coding requirements. As we continue to develop our coding expertise in smaller hospitals, we hope to appeal to larger institutions, such as large urban hospitals throughout the United States. Our existing clients are located in the United States, primarily Texas, Oklahoma, California and Colorado. As our staff, technologies and administrative functions increase, we hope to increase the geographic scope of our markets.

     By initially concentrating on the rural and community hospital market, we believe we are positioning ourselves for long-term, steady growth. By continuing to market our service to medium to large urban facilities, especially those in more remote urban areas, we hope to grow more rapidly.

     We believe our existing services will be adequate to sustain our growth for the foreseeable future. However, as new opportunities come to our attention, we will attempt to capitalize on additional revenue opportunities to accelerate that growth.

6.4  Marketing.

     Our marketing is conducted primarily through a staff managed by Bill Cronin, Chairman of the Board and Chief Executive Officer. Mr. Cronin has substantial experience in the medical services industry and enjoys an excellent reputation. Our marketing department calls periodically on numerous individual and group hospitals to acquaint them with our services. They also maintain contact with existing clients to ensure satisfaction with our service.

     To supplement the efforts of our employees, we also maintain various marketing programs designed to acquaint healthcare providers with our services. These include membership and participation in various industry related associations, trade shows, public relations, print media and business development. We maintain a database of prospective clients and endeavor to reach provides through seminars, newsletters and targeted events. However, we believe nothing contributes to our marketing more than the quality of service we provide our clients.

     We also receive numerous referrals from our existing clients by word-of-mouth advertising. However, we expect our marketing efforts will increase in the future as competition in our industry increases.

6.5  Compliance and Industry Regulation.

     While we are not directly regulated, the health care industry and our clients are heavily regulated by Federal and state law. On the Federal level, the U.S. Department of Health and Human Services, through the Health Care Finance Authority and the Office of the Inspector General, implement and enforce regulations specifying, among other thing, uniform coding requirements and strict billing guidelines for Medicare and Medicaid claims. The regulations require that providers use standardized numerical codes and descriptive terms to report procedures and services provided. These regulations also impose substantial penalties for over billing and other statutory violations.

     HCFA can impose civil monetary penalties and additional assessments and may exclude providers from participating in the Medicare and Medicaid programs for certain specified time periods for violations of the regulations. The assessments are additional monetary payments in lieu of damages sustained by the government because of the claim. Maximum civil monetary penalties range up to $10,000 per item or service in noncompliance, and assessments may be up to three times the amount claimed for some violations. Additionally, a person who is found guilty of committing Medicare fraud faces a host of different criminal, civil and administrative sanctions. The regulations and the penalties are directed at the health care providers, who directly provide the services and submit the claims for payment.

     State laws also govern health care providers. State regulations regarding uniformity and submission of Medicaid claims are similar to the Federal regulations.

     Because the Company does not actually submit the claims, we do not believe that the regulations directly affect us, but we must follow state and Federal regulations in our coding practices, or face potential liability to our client. In addition, because we bill on a flat fee per chart basis, we have no financial incentive to overbill, specify higher cost codes or otherwise incorrectly code. As our primary business is coding, our staff keeps abreast of the regulations regarding coding, including the pronouncement of new and additional procedure codes that are or will be required by providers. The coding staff is trained on new legal coding requirements prior to the implementation of such requirements.

     We believe that use of our services provide a valuable service to our clients in keeping them in compliance with state and Federal regulations, thereby lessening the likelihood of sanctions to the client. Because our clients do not do the coding themselves, and we have no financial incentive to code incorrectly, we believe the possibility of fraud is virtually eliminated.

6.6  Insurance

     We presently maintain errors and omissions insurance on all of our coders to insure against claims resulting from the coding process. This policy provides protection in the amount of $1 million per claim and $3 million in the aggregate for acts or omissions resulting from the coding process of our business. We believe such policy to be sufficient for the needs of our company for the foreseeable future.

6.7  Employees.

     As of April 1, 2000, we employed 65 people, including full and part-time employees. Of that amount, four are executive officers of the Company, four are other management personnel, three are in sales, 31 are clerical level individuals servicing our clients, 2 are administrative staff and 22 are coding providers. Of the coding providers, 16 are employed on a full-time basis and the remainder on a part-time basis. None of our employees are unionized and we believe we enjoy excellent relations with our employees.

6.8  Facilities.

     Our executive and administrative headquarters are located in Monument, Colorado, north of Colorado Springs, in office space leased from an unaffiliated third party. We occupy approximately 2,000 square feet of office space which serves our executive officers, billing, bookkeeping and certain other administrative functions. The space is leased for a period lasting until March, 2002. The remainder of our employees are located on site at various client locations or in home offices throughout the United States.

     Due to the substantial growth we realized during the recent years, we have leased new premises commencing June 1, 2000. This space, located at 1824 Woodmore Drive, Suite 102, Monument, CO 80132, is in close proximity to our existing space and provides additional facilities for our employees. The new lease covers approximately 3,400 square feet and extends for a period of three years. Total annual rent for the 12 month period beginning June 1, 2000 is $47,096, escalating to $48,778 for the second year and $50,460 for the third year, each payable in monthly installments. The lease also provides for payment of our pro rata share of real estate taxes, insurance, utilities and other operating expenses. We believe this new space will be adequate for our needs for the foreseeable future.

6.9  Legal Matters.

     No lawsuits are pending, or to our knowledge, threatened against the Company or any of our officers or directors in their capacities as such.


7    OUR MANAGEMENT

7.1  Our Directors and Executive Officers

     Our board of directors includes 4 members, all of whom are officers of our Company.


Name                 Position                       Biographical Information
----                 --------                       ------------------------
William D. Cronin    Chairman of the Board and      Mr.Cronin, who is 42 years of age, has been
                     Chief Executive Officer        our Chairman and Chief Executive Officer
                                                    since the Company was merged with MedGrup
                                                    Development Services in 1999. Prior to
                                                    that, he was the president and founder of
                                                    MedGrup Development Services, a position he
                                                    occupied since 1995. Prior to that, he
                                                    spent over 15 years in engineering and
                                                    related sales and marketing. From 1993 to
                                                    1994, he was a vice president and business
                                                    unit manager for Automatic Building
                                                    Controls, a privately-held company engaged
                                                    in engineering services. Mr. Cronin is a
                                                    graduate of the Bolton Street College of
                                                    Engineering in Dublin, Ireland.

                                       22


Terry J. Holmes      President and Director         Mr. Holmes, 45, joined the Company as
                                                    President on February 14, 2000. From June,
                                                    1995 through September, 1999, he worked for
                                                    American Telecasting, Inc., first as vice
                                                    president of operations and later senior
                                                    vice president. American Telecasting was a
                                                    publicly-traded entity engaged in the
                                                    wireless communications industry. Sprint
                                                    Corporation acquired it in September, 1999.
                                                    From March, 1991 to June, 1995, Mr. Holmes
                                                    worked as the general manager of Fresno
                                                    MMDS Associates, a privately held
                                                    business operating a wireless cable
                                                    system in central California.

Margaret M. Cronin   Vice President - Finance,      Ms. Cronin, who is 42 years old, became
                     Treasurer, Secretary and       Vice President, Treasurer and a Director of
                     Director                       MedGrup Development Services in August,
                                                    1998 and assumed those positions with the
                                                    Company following the merger in May, 1999.
                                                    Prior to those positions, she functioned as
                                                    the office manager of MedGrup Development
                                                    Services since approximately March, 1997.
                                                    Prior to her association with the Company
                                                    and its predecessor, she worked as a senior
                                                    financial analyst for Texaco Corporation in
                                                    a Texas office. Ms. Cronin graduated from
                                                    the Illinois State University with a
                                                    Bachelors of Business Administration in
                                                    1979.

Gary B. Mendenhall   Vice President - Operations,   Mr. Mendenhall, who is 41 years old, joined
                     Chief Operating Officer        the Company in his current capacity in
                     and Director                   February, 1999. Prior to that, he was the
                                                    director of international event marketing
                                                    for Meckler Media/Penton Media, a
                                                    publicly-traded company, where he was
                                                    responsible for internet world trade shows
                                                    in 32 countries. Mr. Mendenhall occupied
                                                    that position from January, 1998 until
                                                    February, 1999. From October, 1994 to
                                                    December, 1997, he was the manager of
                                                    international event marketing for Softbank
                                                    Comdex, a publicly-traded entity. He is a
                                                    1981 graduate of the University of Michigan
                                                    School of Engineering.

                                       23

Margaret Cronin is the wife of William Cronin and Gary Mendenhall is the brother-in-law of William Cronin. No other family relationship exists between any of the officers or directors of the Company.

     Directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the pleasure of the Board of Directors.

7.2  Committees of the Board of Directors.

     The Board of Directors is not presently comprised of any committees. Rather, the entire Board considers all matters presented for consideration. However, the Board may appoint an audit, compensation or such other committees as it deems appropriate in the future.

7.3  Director Compensation.

     None of the Directors receive any additional compensation for their services as Directors.

7.4  Executive Compensation

     The following table sets forth the compensation paid, or to be paid, by the Company for services rendered during the fiscal year ended December 31, 1998 and 1999, to (a) the Chief Executive Officer of the Company, and (b) each of the four most highly compensated executive officers who served as executive officers at the end of the last fiscal year and whose total annual salary and bonus exceeded or may exceed $100,000.

                              Summary Compensation
                              --------------------
                                                         Long-term Compensation
                                Year Ended               Securities Underlying
         Name                   December 31,   Salary    Options
--------------------------------------------------------------------------------
William D. Cronin, Chief        1999(1)       $72,500
Executive Officer and           1998              -0-
Chairman of the Board

Bruce A. Capra(2)               1999              -0-
                                1998              -0-

Gary B. Mendenhall, Vice        1999           56,500          250,000(3)
President and Chief Operating   1998              -0-
Officer

------------------------------

     (1) Excludes 3,154,000 shares of common stock issued to Mr. Cronin in connection with the merger with MedGrup Development Services, Inc.. See "Certain transactions with related parties."

     (2) Mr. Capra served as the president and chief executive officer of the Company until its merger with MedGrup Development Services in May, 1999.

     (3) Excludes an additional 250,000 shares of our stock underlying options issued to the named executive officer but not yet vested.

------------------------------



                          Option/SAR Grants in Last Fiscal Year
                                   (Individual Grants)
----------------------------------------------------------------------------------------
Name                 Number of      Percent of total         Exercise or   Expiration
                     Securities     options/SARs granted     base price    date
                     Underlying     to employees in fiscal   ($/Sh)
                     Options/SARs   1999
                     Granted (#)
----------------------------------------------------------------------------------------
Gary B. Mendenhall   500,000(1)     71%                      $1.00          May 26, 2006


-------------------------------

     (1) A total of 250,000 of these options are presently vested; 60,000 additional options vest when the Company's stock price reaches $2 per share; 60,000 additional options vest when the Company's stock price reaches $3 per share; 60,000 additional options vest when the Company's stock price reaches $4 per share and 70,000 options vest when the Company's stock price reaches $5 per share. For purposes of this vesting provision, the share price will be measured based upon the average of the mean between the closing bid and the asked prices during the preceding 30 calendar days.

-------------------------------

                              Fiscal Year End Option Value

                        Number of Shares
                        Underlying Unexercised         Value of Unexercised
                        Options at FY-End              Options at FY-End
                        Exercisable/Unexercisable      Exercisable/Unexercisable
                        -------------------------      -------------------------

Gary B. Mendenhall      250,000/250,000                $187,500/$187,500(1)


-------------------------------

     (1) Based upon the mean between the closing bid and asked prices of our common stock on April 24, 2000.

-------------------------------

7.5  Employment Contracts.

     Each of Messrs. Cronin, Holmes and Mendenhall and Mrs. Cronin serve the Company pursuant to written employment contracts. The agreements with Mr. and Mrs. Cronin and Mr. Mendenhall were effective January 1, 2000, each for a three year term. Mr. Holmes serves under a three-year agreement that commenced February 14, 2000. All of the agreements provide for automatic one-year renewals after the original term unless notice of nonrenewal is given prior to expiration. Each agreement provides for base compensation with a minimum 5% annual increase, discretionary bonuses or incentive compensation, participation in employee benefit plans, and reimbursement of expenses incurred on the Company's behalf. Mr. Cronin's initial base salary is $105,000 per annum, Mr. Holmes' base salary is $80,000, and Mrs. Cronin and Mr. Mendenhall are each compensated $78,000. In addition, Mr. Holmes has been granted 500,000 stock options which vest at a rate of 83,333 every six months as long as he remains employed by the Company. The agreements also provide for either a company vehicle or $700 per month car allowance, and each individual is also entitled to a severance package which, under certain conditions of termination, may entitle him or her to one year's base salary and benefits.

7.6  Qualified Stock Option Plan.

     1999 Incentive Stock Option Plan. Our 1999 Incentive Stock Option Plan (the "Plan") provides for the granting of stock options for up to 1,500,000 shares of our common stock to our executive officers and other employees. The plan also permits the granting of non-qualified options to persons who are not employees of the Company but none-the-less provide valuable service to the Company. Currently, the Board of Directors administers the Plan, but the Plan permits a Compensation Committee to administer it. The Board of Directors has the sole discretion to determine eligibility of persons to receive incentive stock options, as well as the amounts, terms and conditions of the granting of options. Our shareholders have approved this plan.

     The stock-option grants under the Plan have various vesting schedules, including partial vesting immediately upon date of the grant, partial quarterly automatic vesting, quarterly vesting based upon the occurrence of certain events, vesting on a date certain, vesting on the one year anniversary date of the grant or some combination thereof. Early vesting of all or part of the unvested options may occur upon certain events, including retirement or permanent disability of the employee, dissolution, liquidation, reorganization, merger or consolidation of the Company, or upon sale of all or substantially all of the property of the Company. The options expire seven years after the date of the grant.

     Options to purchase 1,391,293 shares of our common stock were granted as of March 31, 2000, 1,000,000 of which were made to our directors or executive officers. As of March 31, 2000, 108,707 shares of common stock remain available for new option grants under this Plan. The Company intends to ask its shareholders to increase the number of shares available for grants under the Plan at its next regularly scheduled shareholders' meeting in 2001. As of March 31, 2000, options for 294,293 shares of common stock have vested, and no shares have been acquired on exercise of options. The exercise price of the options ranges from $1.00 per share to $1.50 per share.

7.7  Transactions with related parties.

     (A) Merger with MedGrup Development Services, Inc. Effective May 12, 1999, the assets and liabilities of MedGrup Development Services, Inc. were merged into our company, and we commenced operation as MedGrup Corporation. In connection with this merger, we split our stock such that every two shares outstanding prior to the merger were converted into one share at the effective date. Prior to the merger, MedGrup Development Services, Inc. was a Colorado corporation owned entirely by Bill and Margaret Cronin. In connection with the merger, we issued 3,154,000 shares of our common stock to Mr. Cronin and 631,000 shares to Mrs. Cronin.

     Also in connection with the merger, we transferred our assets and liabilities existing prior to the effective date to former officers and directors. We assigned assets consisting of art inventory and valued at $2,765 for purposes of that transaction were assigned to Bruce Capra, former president, chief executive officer and director of the Company, in consideration of his surrendering 125,000 shares of our common stock to us. We assigned assets consisting of a computer and cash valued at $11,223 for purposes of the transaction to Scott Thornock, former vice president and director of the Company, in consideration of his assuming and agreeing to pay all of the liabilities which existed prior to the merger. The Board of Directors of our company as then constituted considered the foregoing transactions to be no less favorable than could have been obtained from unaffiliated third parties.

     (B) Other related transactions. In connection with the initial capitalization of our company, Messrs. Thornock and Capra acquired a total of 900,000 shares of our common stock. Mr. Thornock acquired a total of 630,000 shares for a price of $.002 per share or a total of $1,260, and Mr. Capra acquired a total of 270,000 shares for the same price per share or $540. The shares issued to Messrs. Thornock and Capra on June 30, 1998 were issued in consideration for services rendered to the Company.

     In conjunction with a subsequent financing conducted by us in April, 1999, Messrs. Thornock and Capra acquired stock upon the same terms and conditions as other purchasers in the offering. Mr. Thornock acquired 35,000 shares of common stock for a price of $.05 per share, or a total of $1,750 and Mr. Capra acquired 30,000 shares for a purchase price of $1,500. Messrs. Thornock and Capra were the only members of the Board of Directors participating in the decision to issue those shares on behalf of the Company.

     In July, 1998, prior to the merger, we entered into a consulting agreement with Scott Thornock whereby he agreed to provide business consulting services to the Company. The services consisted of advice regarding refinement and implementation of our business plan, consultation regarding corporate financing and other management services. Mr. Thornock was paid a total of $20,000 for those services.

     During the year ended December 31, 1999, we repaid advances received from Bill Cronin, Chairman of the Board and Chief Executive Officer, totaling $10,287. Furthermore, prior to termination of its status as an "S" corporation for Federal income tax purposes, we recorded a distribution payable of $100,000 to Bill and Margaret Cronin, shareholders of MedGrup Development Services. At December 31, 1999, the $100,000 had not been paid, and is accordingly recorded as a liability due to a related party.

7.8  Reports to shareholders.

     Effective with the date of this prospectus, we registered our common stock under the Securities Exchange Act of 1934. As a result, we will file periodic reports and proxy statements with the SEC. We will send an annual report containing financial statements audited by our independent accountants to shareholders in conjunction with each annual meeting of shareholders. We may also deliver quarterly and other reports to our shareholders as the Board of Directors deems appropriate.


8    PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to us regarding beneficial ownership of our common stock at the date of this prospectus and as adjusted to reflect the sale of the shares of common stock in this offering by:

     o each person known by us to be the beneficial owner of more than 5% of our common stock;
     o    each of our executive officers;
     o    each of our directors;
     o    all selling stockholders; and
     o    all executive officers and directors as a group.

     Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person's spouse.

     The percentage of common stock owned by individuals or entities described in the table is based on 5,535,000 shares of common stock outstanding as of the date of this prospectus. For purposes of calculating each person's or entity's percentage ownership, stock options or warrants exercisable within 60 days of the date of this prospectus are included for that person or entity, but not the stock options or warrants of any other person or entity.

     Unless otherwise stated, the current address for each beneficial owner is that of the Company, 1880 Willow Park Way, Suite B, Monument, Colorado 80132-9086.


                                             Shares Beneficially
                                                    Owned
                                             Before the Offering                     Percentage
Name and address of                          -------------------        Shares To    After the
Beneficial Owner                             Number     Percentage      Be Sold(1)   Offering(1)
----------------                             ------     ----------      ----------   -----------
Executive Officers and Directors
--------------------------------
William D. Cronin                           3,205,500      57.91%                     57.91%
Margaret M. Cronin(2)                         631,000      11.40%                     11.40%
Gary B. Mendenhall(3)                         260,000       4.49%                      4.49%
Terry Holmes(4, 5)                             42,250        *            25,000        *

All Directors and Executive
Officers as a Group (4 individuals)         4,138,750      71.54%                     71.11%

All Selling Shareholders(5)
---------------------------
Kashner Davidson Securities, Inc.(6)          120,000       2.17%        120,000        -0-
         77 South Palm Avenue
         Sarasota, FL 34236
Donal Finnegan                                 10,000        *            10,000        -0-
         36A Woodlands Road
         Dun Laolre
         Dublin, Ireland
Douglas J. Fleming                            100,000       1.81%        100,000        -0-
         6900 SW Oleson Road
         Portland, OR 97223


                                       28


                                             Shares Beneficially
                                                    Owned
                                             Before the Offering                     Percentage
Name and address of                          -------------------        Shares To    After the
Beneficial Owner                             Number     Percentage      Be Sold(1)   Offering(1)
----------------                             ------     ----------      ----------   -----------

Frank P. Cassano                               25,000        *            25,000        -0-
         17545 McCarron Road
         Lockport, IL 60441
Thomas Vickers                                 35,000        *            35,000        -0-
         6025 S. Quebec, Suite 150
         Englewood, CO 80111
James E. Hosch                                 20,000        *            20,000        -0-
         7038 Willa Lane
         Evergreen, CO 80439
Steven M. Bathgate                             20,000        *            20,000        -0-
         6376 E. Tufts Avenue
         Englewood, CO 80111
Eugene C. McColley                             20,000        *            20,000        -0-
         C/0 Bathgate McColley
         5350 S. Roslyn Street, Suite 380
         Englewood, CO 80111
Paul H. Dragul, M.D.                           17,500        *            17,500        -0-
         22 Blue Heron Drive
         Littleton, CO 80121
Greg Fulton                                    27,500        *            27,500        -0-
         5520 S. Newport Street
         Greenwood Village, CO 80111
Alpha International, Ltd.                      75,000       1.35%         75,000        -0-
         C/O Charlotte House
         Charlotte Street
         Nassau Bahamas
Dermot Walsh(7)                               110,000       1.99%        110,000        -0-
         49 Dawson Street
         Dublin, Ireland
Elizabeth W. Murdaugh                          30,000        *            30,000        -0-
         580 Silhouette Way
         Monument, CO 80132
Bryan H. Scott                                 25,000        *            25,000        -0-
         4893 Shadow Ridge Road
         Castle Rock. CO 80104
Rodney L.  Rich                                25,000        *            25,000        -0-
         P.O. Box 12624
         Pensacola, Fl 32574
Oliver A. Conrads(8)                           45,000        *            45,000        -0-
         2511 Autumn Shore Circle
         Katy, TX 77450
Brent Henshaw                                  25,000        *            25,000        -0-
         4825 E. Kansas Drive
         Denver, CO 80222

                                       29


                                             Shares Beneficially
                                                    Owned
                                             Before the Offering                     Percentage
Name and address of                          -------------------        Shares To    After the
Beneficial Owner                             Number     Percentage      Be Sold(1)   Offering(1)
----------------                             ------     ----------      ----------   -----------

Gary E. Markman                                50,000        *            50,000        -0-
         424 Charles Lane
         Wynnewood, PA 19096
Kieron Cronin(9)                               60,000       1.08%         60,000        -0-
         42 Glenlawn Drive
         The Park Cabinteely
         Dublin, Ireland

-----------------------------

     *Less than 1%.

     (1) Assumes sale of all shares included in this prospectus, of which there is no assurance.

     (2) Margaret Cronin is the wife of William Cronin. Each individual disclaims beneficial ownership of shares owned by his or her spouse.

     (3) Includes 250,000 shares immediately issuable upon exercise of an option at a purchase price of $1 per share until 2006. Excludes an additional 250,000 shares underlying an option which are not yet vested.

     (4) Excludes 500,000 shares issuable upon exercise of an option at a purchase price of $1.31 per share. This option vests in equal, semiannual installments of 83,333.4 shares beginning with the six month anniversary of Mr. Holmes employment (August 14, 2000), and continuing each six month interval thereafter.

     (5) Unless otherwise stated, all shares offered by the selling shareholders were acquired in a private placement conducted by the Company and completed in January, 2000.

     (6) Consists of 120,000 shares issuable upon exercise of a warrant at a purchase price of $1.10 per share until September 3, 2004. The warrant was issued as compensation in connection with the private placement conducted by the Company and completed in January, 2000.

     (7) Includes 60,000 shares acquired by the selling shareholder in exchange for cancellation of a promissory note payable by the Company.

     (8) Includes 25,000 shares acquired by the selling shareholder in exchange for cancellation of a promissory note payable by the Company.

     (9) Consists of 60,000 shares acquired by the selling shareholder in exchange for cancellation of a promissory note payable by the Company.

-----------------------------

9    DESCRIPTION OF OUR CAPITAL STOCK

9.1  In General

     Our articles of incorporation provide that we may issue up to 50,000,000 shares of common stock. As of March 20, 2000, we had 50 shareholders of record with a total of 5,535,000 shares of common stock outstanding. We do not have any shares of preferred stock outstanding.

9.2  Common Stock

     Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest in our company. Cumulative voting does not apply in the election of our directors, so holders of a simple majority of the shares voted at a meeting at which a quorum is present can elect all of the directors to be elected at that meeting. The right of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would share proportionally in our assets that remain after payment of all of our debts and obligations and after any liquidation payments with respect to preferred stock.

9.3  Our Transfer Agent

     The transfer agent for our common stock is Corporate Stock Transfer, Inc. Its address is 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80202-4616, and its telephone number is (303) 282-4800.

9.4  Certain provisions of our Articles of Incorporation.

     Pursuant to provisions of our Articles of Incorporation, cumulative voting is not permitted in the election of directors. As a result, a simple majority of the shares outstanding and entitled to vote at a meeting at which a quorum of shares is present can elect our entire Board of Directors. This provision will have the effect of limiting any voice which purchasers of our common stock may have in the affairs of the Company.

     Shareholders of our company are not entitled to preemptive rights with regard to any of our common stock. As a result, we can issue common stock to third parities in the future which would have the effect of diluting a shareholder's interest in the Company.

9.5  Limitation of director liability and indemnification.

     (A) Director liability. Under provisions of our Articles of Incorporation and Colorado statutes, we shall eliminate or limit the personal liability of our directors to our shareholders for monetary damages for breach of fiduciary duty. This limitation shall not apply for monetary damages for any breach by a director in the following circumstances:

     (1) for a breach of a director's duty of loyalty to the Corporation or its shareholders;

     (2) for acts or omissions committed by the director not in good faith or which involve intentional misconduct or knowing violation of law;

     (3)  an unlawful distribution authorized by a director; or

     (4) any transaction from which a director directly or indirectly derived an improper personal benefit.

     (B) Director indemnification. Also under provisions of our Articles of Incorporation and Colorado statutes, we may indemnify a person made a party to a proceeding because the person is or was an officer, director or agent if:

     (1)  the person conducted himself or herself in good faith; and

          (i)  the person reasonably believed:

               (a) in the case of conduct in an official capacity, that his or her conduct was in our best interests; and

               (b) in all other cases, that his or her conduct was at least not opposed to our best interests; and

          (ii) in the case of a criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

     However, we may not indemnify an individual in connection with any proceeding by or in our right in which the individual is adjudged liable to us or in any proceeding charging that such individual derived a personal benefit or in which proceeding the individual was adjudged liable on the basis that he or she derived an improper personal benefit.

     We must also indemnify such a person who was successful in defending himself or herself against reasonable expenses incurred by him or her in connection with that proceeding. We may also advance expenses to persons under certain circumstances. The determination of whether an individual is entitled to indemnification may not be made until a determination has been made that the individual met the standards of conduct set forth above. This determination shall be made by the Board of Directors at a meeting at which a quorum is present and only those directors not party to the proceeding are counted in satisfying the quorum, by a committee of the Board of Directors consisting of two or more parties not parties to the proceeding, independent legal counsel, by the shareholders or by a court.

     In the event that a claim for indemnification against liabilities under the Securities Act (other than the payment of expenses incurred or paid by such individual in the successful defense of any action, suit or proceeding) is asserted by such a person in connections with the securities in this prospectus, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

10   SHARES ELIGIBLE FOR FUTURE SALE

10.1 In General

     We will have a total of 5,655,000 shares of common stock outstanding, assuming the sale of all common stock included in this prospectus, of which there is no assurance. Of these shares, 1,145,000 will be freely tradable without restriction or further registration under the Securities Act.

10.2 Sales of restricted Shares

     (A) In General. The remaining 4,510,000 shares of common stock are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. Additional shares of common stock will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows:

     (B) Who can sell.

     (1) In general. Under Rule 144 a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year can sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares of common stock that does not exceed the greater of:

     (a) 1% of the then outstanding shares of common stock (about 56,500 shares immediately after the offering); or

     (b) the average weekly trading volume in the common stock during the four calendar weeks before notice of Rule 144 sale is filed, subject to certain restrictions.

     (2) No volume limits. In addition, any person not deemed to have been our affiliate at any time during the 90 days before a sale and who has beneficially owned the shares proposed to be sold for at least two years may sell those shares under Rule 144(k) without regard to the volume limits described above.

10.3 Effect of Sales of Shares

     Before the offering, there has been a limited public market for the common stock, and no precise prediction can be made about any effect that market sales of common stock or the availability for sale of common stock will have on the market price of the common stock. Nevertheless, sale of substantial amounts of common stock in the public market could adversely affect prevailing market prices and could impair our future ability to raise capital through the sale of our equity securities.


11   PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered hereby on behalf of the Selling Stockholders. The Selling Stockholders, purchasers or other recipients, may sell the shares directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses. Such compensation will be paid by a Selling Stockholder or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means.

     Any or all of the shares may be sold from time to time by means of (i) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus; (iii) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (iv) the writing (sale) of put or call options on the shares; (v) the pledging of the shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the shares by the lender thereunder; and (vi) any other legally available means.

     To the extent required with respect to a particular offer or sale of the shares, a prospectus supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (iv) any other relevant information.

     The Selling Stockholders may transfer the shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 shares, than a prospectus supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

     In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the shares short and redeliver the shares to close out such short positions.

     The Selling Stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Sections 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     As a result, we have informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions.

     Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, price, manner and size of each with the distribution of the shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the Selling Stockholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares offered hereby.

     The shares covered by this prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

     We will not receive any proceeds from the sale of the shares covered by this prospectus and have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.


12   LEGAL MATTERS

     We are being advised on the legality of the shares included in this prospectus by Overton, Babiarz & Associates, P.C. of Englewood, Colorado. Entities associated with a principal of that firm own an aggregate of 15,000 shares of our common stock.


13   EXPERTS

     Our financial statements and related schedules as of December 31, 1999 and for each of the years in the two year period ended December 31, 1999 included in this prospectus and elsewhere in the registration statement, have been included in reliance on the report of Cordovano & Harvey, P.C., our independent certified public accountants. These financial statements have been included on the authority of that firm as experts in accounting and auditing.


14   ADDITIONAL INFORMATION

     We have filed our Form SB-2 registration statement with the SEC. This prospectus does not contain all the information set forth in the registration statement. You'll find additional information about us and our common stock in the registration statement. For example, in this prospectus we've summarized or referred to some contracts, agreements, and other documents that have been filed as exhibits to the registration statement. You may inspect he registration statement, including its exhibits and schedules, without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at 7 World Trade Center, New York, NY 10007 and 500 West Madison Street, Suite 1400, Chicago, IL 60661, and you may obtain copies from those offices, upon payment of the applicable fees. You may call the SEC at 1-800-SEC-0030 for further information on the operation of public reference rooms and you can request copies of the documents by writing to the SEC. The registration statement, including its exhibits and schedules, are also available on the SEC's website at www.sec.gov.

     Prospective investors may rely only on the information contained in this prospectus. This prospectus isn't an offer to sell to - nor is it seeking an offer to buy these securities from - any person in any jurisdiction in which it is illegal to make an offer or solicitation. The information here is correct only on the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus. Persons who come into possession of this prospectus in jurisdictions outside the United States must inform themselves about and observe any restrictions on this offering and on the distribution of this prospectus in that jurisdiction.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                                                                            Page
                                                                            ----
Independent auditors' report............................................... F-2

Balance sheet as of December 31, 1999...................................... F-3

Statements of operations, for the years ended December 31, 1999 and 1998... F-4

Statement of shareholders' equity, for the period January 1, 1998 through December 31, 1999................................................ F-5

Statements of cash flows, for the years ended December 31, 1999 and 1998... F-6

Notes to financial statements.............................................. F-7

To the Board of Directors and Shareholders
Medgrup Corporation

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Medgrup Corporation as of December 31, 1999 and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medgrup Corporation, as of December 31, 1999 and the results of its operations and cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.









/s/ Cordovano and Harvey, P.C.
------------------------------
Cordovano and Harvey, P.C.
Denver, Colorado
January 31, 2000


                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)
                                  BALANCE SHEET
                                DECEMBER 31, 1999

                                     ASSETS

CURRENT ASSETS
      Cash ...........................................................   $  182,443
      Accounts receivable, net of $54,685 allowance ..................      665,783
      Prepaid expenses ...............................................       12,176
                                                                         ----------
                                                  TOTAL CURRENT ASSETS      860,402

PROPERTY AND EQUIPMENT, net of
      accumulated depreciation of $81,644 (Note C) ...................      343,683

DEPOSITS .............................................................        1,300
                                                                         ----------
                                                                         $1,205,385
                                                                         ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts payable, trade ........................................   $   44,498
      Due to related party (Note B)  .................................      100,000
      Other accrued expenses .........................................       29,691
      Accrued salaries and payroll taxes .............................       60,420
      Income taxes payable ...........................................          507
      Current portion of note payable (Note D) .......................        5,747
      Current portion of capital leases payable (Note D)  ............       58,338
                                                                         ----------
                                             TOTAL CURRENT LIABILITIES      299,201

NOTE PAYABLE (Note D)  ...............................................       10,919

CAPITAL LEASES PAYABLE (Note D)  .....................................       75,130

DEFERRED INCOME TAXES (Note F) .......................................        9,047

COMMITMENTS (Note H) .................................................         --
                                                                         ----------
                                                                            394,297


SHAREHOLDERS' EQUITY
      Common stock, $.001 par value; 50,000,000 shares authorized;
        5,320,000 shares issued and outstanding ......................        5,320
        77,000 outstanding common stock warrants .....................       27,104
        15,293 outstanding common stock options ......................        4,634
      Additional paid in capital .....................................      619,803
      Retained earnings ..............................................      154,227
                                                                         ----------
                                            TOTAL SHAREHOLDERS' EQUITY      811,088
                                                                         ----------
                                                                         $1,205,385
                                                                         ==========


               See accompanying notes to the financial statements

                                      F-3

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)
                            STATEMENTS OF OPERATIONS


                                                      For the Years Ended December 31,
                                                      --------------------------------
                                                             1999           1998
                                                         -----------    -----------
REVENUES
      Coding services ................................   $ 1,651,439    $   951,910
      Other ..........................................       335,157         28,521
                                                         -----------    -----------
                                       TOTAL REVENUES      1,986,596        980,431
                                                         -----------    -----------

COSTS AND EXPENSES
      Cost of revenue ................................       799,640        251,850
      Stock based compensation, coding services ......         4,634           --
      Provision for doubtful accounts ................        39,136          7,184
      General and administrative .....................       833,033        511,950
      Depreciation ...................................        57,820         13,477
      Gain on disposal of assets .....................        (2,283)          --
                                                         -----------    -----------
                             TOTAL OPERATING EXPENSES      1,731,980        784,461
                                                         -----------    -----------

                                     OPERATING INCOME        254,616        195,970

OTHER INCOME (EXPENSE)
      Interest expense ...............................       (14,912)          (701)
      Other income ...................................         1,500           --
                                                         -----------    -----------
                       NET INCOME BEFORE INCOME TAXES    $   241,204    $   195,269

INCOME TAXES (NOTE F)
      Current tax expense ............................          (507)          --
      Deferred tax expense ...........................        (9,047)          --
                                                         -----------    -----------
                                           NET INCOME    $   231,650    $   195,269
                                                         ===========    ===========

NET INCOME PER SHARE:
      Basic ..........................................   $      0.05    $      0.05
                                                         ===========    ===========
      Diluted ........................................   $      0.05    $      0.05
                                                         ===========    ===========

SHARES USED FOR COMPUTING NET INCOME PER SHARE:
      Basic ..........................................     4,544,167      3,785,000
                                                         ===========    ===========
      Diluted ........................................     4,907,917      3,785,000
                                                         ===========    ===========

Pro forma information (Note A):
      Pro forma net income before income taxes .......   $   141,204    $   175,269
      Pro forma benefit (provision) for income taxes .         1,314        (50,914)
                                                         -----------    -----------
      Pro forma net income ...........................   $   142,518    $   124,355
                                                         ===========    ===========
      Pro forma basic earnings per share .............   $      0.03    $      0.03
                                                         ===========    ===========


               See accompanying notes to the financial statements

                                      F-4

                                                    MEDGRUP CORPORATION
                                                    -------------------
                                       (Formerly Medgrup Development Services, Inc.)
                                             STATEMENT OF SHAREHOLDERS' EQUITY
                                       From January 1, 1998 through December 31, 1999


                                                                                         Additional                   Total
                                            Common Stock       Outstanding  Common Stock   Paid In     Retained    Shareholders'
                                        Shares         Amount    Warrants      Options     Capital     Earnings       Equity
                                      ---------      ---------   ---------    ---------   ---------    ---------    ---------
Balance, January 1, 1998 ..........   3,154,000(a)   $   3,154   $    --      $    --     $   1,846    $ 132,281    $ 137,281

Stock issued for cash .............     631,000(b)         631        --           --          (431)        --            200

Shareholders' distribution ........        --             --          --           --          --        (20,000)     (20,000)

Net income for the year
  ended December 31, 1998 .........        --             --          --           --          --        195,269      195,269
                                      ---------      ---------   ---------    ---------   ---------    ---------    ---------
        BALANCE, DECEMBER 31, 1998    3,785,000*         3,785        --           --         1,415      307,550      312,750

Shareholders' distribution ........        --             --          --           --          --       (100,000)    (100,000)

Net income from January 1,
  1999 to April 30, 1999 ..........        --             --          --           --          --         77,423       77,423

S Corporation termination .........        --             --          --           --       284,973     (284,973)        --

Merger with Perseus Art Group .....     955,000            955        --           --          (955)        --           --

Stock issued for cash, net
  of $109,946 offering costs ......     385,000            385        --           --       274,669         --        275,054

Stock issued for payment of
  $50,000 offering costs,
  valued at fair value of
  stock ...........................      50,000             50        --           --           (50)        --           --

Stock issued for conversion
  of notes payable ................     145,000            145        --           --        86,855         --         87,000

77,000 warrants issued for
  payment of offering costs,
  valued at fair value of
  warrants ........................        --             --        27,104         --       (27,104)        --           --

15,293 options issued for
  coding services, valued
  at fair value of options ........        --             --          --          4,634        --           --          4,634

Deferred taxes relating to
  the termination of S
  Corporation .....................        --             --          --           --          --         (4,418)      (4,418)

Net income from May 1, 1999
  through December 31, 1999 .......        --             --          --           --          --        158,645      158,645
                                      ---------      ------------------------------------------------------------------------
        BALANCE, DECEMBER 31, 1999    5,320,000      $   5,320   $  27,104    $   4,634   $ 619,803    $ 154,227    $ 811,088
                                      =========      ========================================================================

(a) Restated from 1,000
(b) Restated from 100
*Restated from 1,100 - See Note A

                                     See accompanying notes to the financial statements

                                                            F-5

                                       MEDGRUP CORPORATION
                                       -------------------
                            (Formerly Medgrup Development Services, Inc.)
                                      STATEMENTS OF CASH FLOWS


                                                                       For the Years Ended December 31,
                                                                       --------------------------------
                                                                              1999           1998
                                                                           ---------      ---------

OPERATING ACTIVITIES
     Net income ......................................................     $ 231,650      $ 195,269
     Transactions not requiring cash:
         Depreciation ................................................        57,820         13,477
         Gain on sale of assets ......................................        (2,283)          --
         Increase to allowance for doubtful accounts .................        39,136          4,895
         Stock based compensation expense ............................         4,634           --

     Changes in current assets and current liabilities:
         Increase in receivables and  prepaid expenses ...............      (501,515)       (88,324)
         Increase in accounts payable and accrued liabilities ........       113,132         18,832
                                                                           ---------      ---------
                                        NET CASH (USED IN) PROVIDED BY
                                                  OPERATING ACTIVITIES       (57,426)       144,149
                                                                           ---------      ---------

INVESTING ACTIVITIES
     Equipment and leasehold purchases ...............................      (155,153)       (43,229)
     Proceeds from sale of equipment .................................         7,000           --
     Cash paid for deposits ..........................................        (1,300)          --
                                                                           ---------      ---------
                                                    NET CASH (USED IN)
                                                  INVESTING ACTIVITIES      (149,453)       (43,229)
                                                                           ---------      ---------

FINANCING ACTIVITIES
     Sale of common stock ............................................       385,000            200
     Cash paid for offering costs ....................................      (109,946)          --
     Shareholder distributions .......................................          --          (20,000)
     Repayments to shareholder .......................................       (10,287)          (574)
     Payments on capital leases ......................................       (42,748)        (2,845)
     Payments on note payable ........................................          (953)          --
     Proceeds from notes payable .....................................        87,000           --
                                                                           ---------      ---------
                                        NET CASH PROVIDED BY (USED IN)
                                                  FINANCING ACTIVITIES       308,066        (23,219)
                                                                           ---------      ---------

NET INCREASE  IN CASH ................................................       101,187         77,701
Cash, beginning ......................................................        81,256          3,555
                                                                           ---------      ---------
Cash, ending .........................................................     $ 182,443      $  81,256
                                                                           =========      =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest ...............................................     $  14,912      $     701
                                                                           =========      =========
Cash paid for income taxes ...........................................     $    --        $    --
                                                                           =========      =========

NONCASH INVESTING AND FINANCING ACTIVITIES:
50,000 common shares issued for payment of offering costs ............     $  50,000      $    --
77,000 stock options issued for payment of offering costs ............     $  27,104      $    --
145,000 common shares issued for conversion of notes payable .........     $  87,000      $    --
Vehicle acquired in exchange for note payable ........................     $  19,119      $    --
Equipment acquired under capital lease ...............................     $  88,919      $  90,143


                       See accompanying notes to the financial statements

                                              F-6

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note A: Organization, business, and summary of significant accounting policies
------------------------------------------------------------------------------

Organization and business

Effective May 7, 1999, Medgrup Development Services, Inc. ("MDSI") merged with Perseus Art Group, Inc. ("Perseus") which was incorporated under the laws of the state of Colorado on June 26, 1998. Concurrent with the merger, Perseus changed its name to Medgrup Corporation (the "Company").

Perseus was originally incorporated for the purpose of developing an on-line art gallery which would market, sell and trade original artworks and art reproductions on the Internet.

MDSI is a medical consulting company that specializes in the coding of medical record charts of previously discharged patients from various hospitals' inpatient, outpatient and emergency room settings. The Company provides services to fifty seven hospitals in nine states. The contracts with the hospitals vary from the Company coding all of the medical charts for the hospitals to the hospitals having some of their coded medical charts reviewed by the Company. Hospitals pay the Company on a per chart basis. MDSI originated as an Illinois corporation then moved all operations to Colorado in 1997 where it subsequently became a corporation under the laws of the state of Colorado on February 2, 1997.

Acquisition and merger
----------------------
On May 7, 1999, MDSI exchanged 100 percent of its outstanding shares of common stock for 3,785,000 shares of the common stock of Perseus. This acquisition has been treated as a recapitalization of MDSI, a Colorado corporation, with Perseus the legal surviving entity. Since Perseus had, prior to the recapitalization, no assets or liabilities and no operations, the recapitalization has been accounted for as the sale of 1,100 shares of MDSI for the net liabilities of Perseus. The recapitalization took place on May 7, 1999; however, the financial statements have been prepared as if the recapitalization took place on April 30, 1999.

S Corporation termination
-------------------------
MDSI terminated its S Corporation tax status as of April 30, 1999 in conjunction with its merger with Perseus. At that date MDSI had $284,973 of undistributed earnings. The financial statements include the transfer of $284,973 from retained earnings to additional paid-in-capital. The financial statements also show the pro forma effect on net income of shareholder distributions totaling $100,000 and $20,000 for the years ended December 31, 1999 and 1998, respectively, as if the distributions were compensation expense to the shareholders. The pro forma financial information also shows pro forma corporate tax expense for the years ended December 31, 1999 and 1998. Pro forma basis earnings per share reflect the weighted average shares outstanding as if the merger was effective at the beginning of all periods presented.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Summary of significant accounting policies:

Use of estimates
----------------
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
-----------------
Certain amounts in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

Cash
----
The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash is stated at cost, which approximates fair value.

Concentrations and credit risk
------------------------------

Approximately 41% of the Company's net revenues in 1999 were from services rendered to two customers.

The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions, which may at times, exceed the amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation ("FDIC"). The maximum loss that would have resulted from that risk totaled $82,443 at December 31, 1999, for the excess of the deposit liabilities reported by financial institutions over the amount that would have been covered by federal insurance. The Company has not experienced any losses to date in such accounts and accordingly, believes it is not exposed to any significant credit risk.

Property and equipment
----------------------
Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which is estimated to be three to five years. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

Leasehold improvements are amortized over sixty months.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Summary of significant accounting policies continued:

Long-lived assets
-----------------
In accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of", the Company periodically reviews the values assigned to long-lived assets, such as property and equipment, to determine whether any impairments are other than temporary. SFAS No. 121 requires that an impairment loss be recognized when the carrying amount of an asset exceeds the expected future undiscounted net cash flows. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

Income taxes
------------
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Revenue recognition
-------------------
Revenue is recognized at the time the services are rendered. Other revenue is comprised of services provided to customers for clerical support, consulting and review of charts coded by hospital employees.

Stock-based compensation
------------------------
The Company accounts for any stock-based compensation plans using the intrinsic value method prescribed by the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Compensation cost for stock options, if any, is measured as the excess of the quoted market prices of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") was issued in October 1995. This accounting standard permits the use of either a fair value based method or the method defined in APB 25 to account for stock-based compensation arrangements. Companies that elect to use the method provided in APB 25 are required to disclose the pro forma net income and earnings per share that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of the stock-based compensation arrangements under the provision of APB 25 and, accordingly, has included the pro forma disclosures required under SFAS 123 in Note E.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Summary of significant accounting policies continued:

Fair value of financial instruments
-----------------------------------
SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The Company has determined, based on available market information and appropriate valuation methodologies, the fair value of its financial instruments approximates carrying value. The carrying amounts of cash, accounts receivable, prepaid expenses, accounts payable, accrued compensation, and other accrued liabilities approximate fair value due to the short-ter maturity of the instruments.

Earnings per share
------------------
In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share" (SFAS 128). The Company adopted SFAS 128 for the two-year period ended December 31, 1999. Under SFAS 128, net income per share-basic excludes dilution and is determined by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Net income per share-diluted reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock.

Recently issued accounting pronouncements
-----------------------------------------
The Company has adopted the following new accounting pronouncements for the year ended December 31, 1999. There was no material effect on the financial statements presented from the adoption of the new pronouncements.

SFAS No. 130, "Reporting Comprehensive Income," requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements. m SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is based on the "management" approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about the Company's products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers.

SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires an entity to recognize all derivatives as either an asset or liability and measure those instruments at fair value, as well as identify the conditions for which a derivative may be specifically designed as a hedge.

                               MEDGRUP CORPORATION
                               -------------------
                 (Formerly Medgrup Development Services, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

Summary of significant accounting policies continued:

Recently issued accounting pronouncements, continued
----------------------------------------------------
Statement of Position ("SOP") 98-1, "Accounting for the costs of Computer Software Developed or Obtained for Internal Use." This SOP requires that entities capitalize certain internal-use software costs once certain criteria are met.

SOP 98-5, "Reporting on the costs of Start-Up Activities." SOP 98-5 provides, among other things, guidance on the reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred.

The Company will continue to review these new accounting pronouncements over time to determine if any additional disclosures are necessary based on evolving circumstances.

Note B: Related party transactions
----------------------------------

For the year ended December 31, 1999
------------------------------------

During the year ended December 31, 1999, the Company repaid advances received from the President of the Company totaling $10,287. Also, during the year ended December 31, 1999, the President of the Company leased office space to the Company for three months for a total of $1,500.

Prior to the termination of the S Corporation status, the Company recorded a distribution payable (return of earnings) of $100,000 to the S Corporation shareholders. At December 31, 1999 the $100,000 had not been paid, and is accordingly recorded as a current liability due to related party.

For the year ended December 31, 1998
------------------------------------

At December 31, 1997, the Company owed the President of the Company $10,861 for advances the President had made to the Company. During the year ended December 31, 1998, the Company repaid $574 of the advances to the President.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note C: Property and equipment
------------------------------

Furniture and equipment consisted of the following at December 31, 1999:

                                         Equipment under Capital Lease
                                      -----------------------------------
      Furniture and fixtures ......   $  26,791    $  11,397    $  38,188
      Computer equipment ..........      78,919       39,658      118,577
      Fax equipment ...............     123,117      123,501      246,618
      Vehicles ....................      19,119         --         19,119
      Leasehold improvements ......       2,825         --          2,825
                                      ---------    ----------------------
                                        250,771      174,556      425,327
      Less accumulated depreciation     (48,606)     (33,038)     (81,644)
                                      ---------    ----------------------
                                      $ 202,165    $ 141,518    $ 343,683
                                      =========    ======================

Note D: Debt
------------

Line of credit
--------------

The Company has a $50,000 revolving line-of-credit, of which, $50,000 was unused as of December 31, 1999. Advances on the line carry an interest rate of the Norwest Bank, N.A. prime rate plus two percent (10.25% at December 31, 1999). The credit line is collateralized by substantially all corporate assets and is personally guaranteed by an officer of the Company. Interest payments only are due monthly and any unpaid interest and principal are due at October 30, 2000.

Convertible notes
-----------------

On April 30, 1999 the Company issued notes in the amounts of $15,000, $36,000 and $36,000 to three individuals. The notes were non-interest bearing and were convertible in 3.95, 9.50 and 9.50, respectively, of shares of the Company's common stock. On May 26, 1999 the Company converted the notes to 25,000, 60,000 and 60,000 shares of common stock, respectively.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note D: Debt, continued
-----------------------

Long-term debt consists of the following note payable and capital leases payable at December 31, 1999:

          Note payable:
          Note payable due in monthly installments of
          $489, interest at 0.90 percent, maturing October
          15, 2002, collateralized by vehicle ............   $ 16,666

          Less: current maturities .......................     (5,747)
                                                             --------
                                                             $ 10,919
                                                             ========

Maturities on note payable, subsequent to December 31, 1999 are as follows:

                      2000..................... $  5,747
                      2001.....................    5,799
                      2002.....................    5,120
                                                --------
                                                $ 16,666
                                                ========


         Capital leases payable:
         -----------------------
         Capital lease, due in monthly installments of
         $2845, net of imputed interest, maturing November
         2001, collateralized by equipment ...............   $  59,900

         Capital lease, due in monthly installments of
         $2845, net of imputed interest, maturing May
         2002, collateralized by equipment ...............      73,568
                                                             ---------
                                                               133,468
         Less: current maturities ........................     (58,338)
                                                             ---------
                                                             $  75,130
                                                             =========

Maturities on capital leases payable, subsequent to December 31, 1999 are as follows:

         2000...........................................  $  68,280
         2001...........................................     65,435
         2002...........................................     14,225
                                                          ---------
                                                            147,940
         Less: imputed interest.........................    (14,472)
                                                          ---------
         Present value of net minimum lease payments....  $ 133,468
                                                          =========

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note E: Stock based compensation
--------------------------------

Common stock options
--------------------
The Company has an Incentive Stock Option Plan (the "Plan"), and has reserved 1,500,000 shares for issue as options are granted. Under the Plan, the Company may grant incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. Under Section 422 of the Code, exercise of a qualified incentive stock option will not create income to the option holder on the date of exercise; income recognition is deferred until disposition of the stock acquired. Incentive stock options must be granted with an exercise price equal to or greater than the fair market value of the underlying common stock on the date of grant. Incentive stock options granted to holders of more than ten percent of the outstanding common stock must have (1) an exercise price equal to at least 110% of the fair market value of the underlying common stock on the date of grant, and (2) a term not exceeding five years.

The Plan provides that the total number of shares covered by such plan, the number of shares covered by each option, and the exercise price per share may be proportionally adjusted in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment which is effected with receipt of additional consideration by the Company.

During the year ended December 31, 1999 the Company granted 1,014,793 options pursuant to the Plan. 209,500 of the options were canceled prior to vesting due to termination of the employee or non-performance of the terms of the option agreement. The options vest over a period of up to one year, or vest based on certain performance criteria and are priced at or above the current over-the-counter share trading price. 363,293 of the options granted during 1999 were exercisable at December 31, 1999 at a weighted average price of $1.02; however, none of the options were exercised at December 31, 1999. The options expire on various dates. The expiration dates are based on the date of grant and expire from five to seven years after date of grant. The following summarizes the expiration schedule for options outstanding at December 31, 1999.

                             Expiration            Number
                                Date             of Options
                          ---------------------------------
                          September 2, 2004....    50,000
                          December 8, 2004.....    27,000
                          May 26, 2006.........   572,000
                          June 3, 2006.........    40,293
                          December 1, 2006.....    35,000
                          December 30, 2006....    81,000
                                                  -------
                                                  805,293
                                                  =======

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note E: Stock based compensation, continued
-------------------------------------------

Common stock options, continued
-------------------------------

                                               Incentive Stock Option Plan
                                          ----------------------------------                                  Weighted
                                                                Options and  Weighted   Weighted               Average
                                          Incentive  Executive    Warrants   Average    Average             Exercise Price
                                            Stock    Employment   Issued to  Exercise    Fair    Currently    Currently
                                           Options     Options  Non-Employees  Price     Value  Exercisable  Exercisable
                                           -------     -------  -------------  -----     -----  -----------  -----------
            Outstanding, January 1, 1998       --          --          --      $ --      $ --         --        $ --

Options and warrants granted ...........       --          --          --        --        --         --          --
                                           --------    --------    --------    -----     -----    --------      -----
          Outstanding, December 31, 1998       --          --          --        --        --         --          --

Options granted ........................    172,500     500,000     342,293     1.04      0.32     363,293       1.02
Options cancelled ......................    (34,500)       --      (175,000)   (1.00)    (0.30)       --          --
                                           --------    --------    --------    -----     -----    --------      -----
          Outstanding, December 31, 1999    138,000     500,000     167,293    $1.05     $0.32     363,293      $1.02
                                           ========    ========    ========    =====     =====    ========      =====


All options and warrants were granted above their fair value.


                                                  December 31, 1999
                             ------------------------------------------------------------
                                     Options Outstanding            Options Exercisable
                             ----------------------------------    ----------------------

                                                       Weighted
                                           Weighted     Average                  Weighted
                                           Average     Remaining                  Average
                               Number      Exercise   Contracual     Number      Exercise
Range of Exercisable Price   Outstanding    Price        Life      Exercisable     Price
--------------------------   -----------    -----        ----      -----------     -----

      $1.00 - $1.31            805,293      $1.05        6.34        363,293       $1.02
                               =======      =====        ====        =======       =====

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note E: Stock based compensation continued
------------------------------------------

Common stock options continued
------------------------------
On May 26, 1999 the Company granted options for 500,000 shares of its common stock, to an officer of the Company, exercisable for $1.00 per share. The options begin vesting at the rate of 250,000 as of the grant date with the remaining 250,000 vesting based on the performance of the Company's common stock price. If the stock trades greater than $2.00, $3.00, $4.00 or $5.00 per share; 60,000, 60,000, 60,000 and 70,000, vest respectively. The options expire on May 26, 2006. The options were granted at the market value of the Company's common stock as of May 26, 1999. The market price was based on the $1.00 cash offering price of the Company's common stock, which was contemporaneous with the grant date. In accordance with APB 25, no compensation expense was recorded.

On June 3, 1999 the Company granted options for 15,293 shares of its common stock, exercisable for $1.00 per share to an individual for payment of coding services rendered to the Company. The options were granted at the market value of the Company's common stock as of June 3, 1999. They are fully vested and expire on June 3, 2006. The fair value of the options as determined in accordance with SFAS No. 123 is $4,634 and has been charged to operations with a corresponding credit to equity shown as outstanding common stock options.

On September 2, 1999 and December 8, 1999 the Company issued warrants for 50,000 and 27,000 shares, respectively of its common stock, exercisable for $1.10 per share to the agent that assisted the Company with its common stock offering. The warrants were granted at 110% of the market value of the Company's common stock as of the date of grant. The warrants are fully vested and expire five years from the date of grant. The fair value of the warrants as determined in accordance with SFAS No. 123 is $27,104 and has been charged to additional paid in capital as offering costs with a corresponding credit to equity shown as outstanding common stock warrants.

SFAS 123
--------
In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation". SFAS 123 encourages the use of a fair value based method of accounting for compensation expense associated with stock option awards and similar plans. SFAS 123 permits the continued use of the intrinsic value based method prescribed by APB 25, but requires additional disclosures, including pro forma calculations of net earnings and earnings per share, as if the fair value method of accounting prescribed by SFAS 123 had been applied for the applicable periods.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note E: Stock based compensation continued
------------------------------------------

SFAS 123 continued
------------------
The fair value of each option granted has been estimated as of the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.623 percent, expected volatility of 60 percent, expected life of seven years, and no expected dividends. During the year ended December 31, 1999, the weighted-average exercise price and fair values of options granted and fully vested were $1.00 and $.30, respectively, on the date of grant for options granted with an exercise price equal to the market price of the stock. There were no fully vested options at December 31, 1999 that were granted at prices less than or in excess of the market price of the underlying stock on date of grant.

Had compensation expense been determined based on the fair value at the grant date, and charged to expense over vesting periods, consistent with the provisions of SFAS 123, the Company's net income and net income per share would have decreased to the pro forma amounts indicated below:

                                                            Amount
                                                         -----------
           Net income, as reported ...................   $   231,650
              Decrease due to:
                  Employee stock options .............        (6,363)
                  Executive employment options .......       (75,750)
                                                         -----------
           Pro forma net income ......................   $   149,537
                                                         ===========

           Net income per share - basic, as reported .   $      0.05
           Net income per share - diluted, as reported   $      0.05

           Pro Forma:
               Net income per share - basic ..........   $      0.03
               Net income per share - diluted ........   $      0.03


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Option valuation models also require the input of highly subjective assumptions such as expected option life and expected stock price volatility. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes that the existing option valuation models do not necessarily provide a reliable single measure of the fair value of its stock-based awards.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note F: Income taxes
--------------------

As discussed in Note A, the Company reports income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Also, as discussed in Note A, the Company terminated its S Corporation status on April 30, 1999. In connection with that termination, the Company recorded deferred income taxes as of April 30, 1999 and a one-time charge to earnings of $4,418. The total income tax provision for the eight months ended December 31, 1999 has been allocated as follows:

           Arising from termination of S Corporation ...   $4,418
           Subsequent to S Corporation termination .....    5,136
                                                           ------
                                                           $9,554
                                                           ======

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate follows for the eight months subsequent to the S Corporation termination.

                U.S. statutory federal rate, graduated ...     15.00%
                State rate, net of federal benefit .......      4.25%
                Temporary differences (depreciation) .....     -1.97%
                Permanent differences, other .............      1.97%
                Permanent differences (offering costs)....    -18.94%
                                                              -------
                                                                0.31%
                                                              =======

At December 31, 1999, the deferred tax liability consisted of the temporary differences related to tax versus book depreciation methods.

Note G: Shareholders' equity
----------------------------

On July 9, 1999 the Company commenced an offering of 600,000 shares of its common stock for $1.00 per share. The shares were offered pursuant to an exemption from the securities offering registration requirements provided by rule 506 of Regulation D of the Securities Act of 1933, as amended. The offering closed on January 15, 2000. As of December 31, 1999 the Company sold 385,000 shares for net proceeds of $275,054 after deducting $109,946 in cash offering costs. The Company also issued 50,000 shares to the placement agent as non-cash offering costs valued at $50,000. Pursuant to the placement agent agreement, the placement agent also received warrants to purchase 77,000 shares of the Company's common stock for $1.10 per share. The warrants have been valued at their fair value of $27,104 and recorded in the financial statements as outstanding common stock warrants. Subsequent to December 31, 1999 the Company sold an additional 215,000 shares for net proceeds of $191,350 after deducting $23,650 in offering costs.

                               MEDGRUP CORPORATION
                               -------------------
                  (Formerly Medgrup Development Services, Inc.)

                          NOTES TO FINANCIAL STATEMENTS

Note H: Commitments and contingencies
-------------------------------------

Non-cancelable leases
---------------------
The Company leases office space under a non-cancelable operating lease that expires in March 2002. Total office rent expense incurred under the leases for the years ended December 31, 1999 and 1998 was $16,000 and $-0-, respectively. The Company also leases vehicles and fax machines under non-cancelable leases that begin to expire in April 2000. Total lease expense for the vehicles and fax machines for the year ended December 31, 1999 was $14,633 and $5,526, respectively. Total lease expense for the vehicles and fax machines for the year ended December 31, 1998 was $12,391 and $5,526, respectively. Future minimum lease payments for the leases with initial terms in excess of one year as of December 31, 1999 are as follows:

                   December 31, 2000.............   $ 45,002
                   December 31, 2001.............   $ 37,448
                   December 31, 2002.............   $ 20,308
                   December 31, 2003.............   $  6,608
                   December 31, 2004.............   $    551


Note I: Subsequent events
-------------------------

On January 3, 2000, the Company granted options to two consultants to purchase 10,000 shares (per each consultant) of the Company's common stock for $1.31 per share, when $1.19 was the market value of the Company's common stock on that date. The options vest in two equal increments of 5,000 shares six months and twelve months from the date of grant. The options expire seven years from date of grant.

On January 3, 2000, the Company granted 135,000 incentive stock options to five employees. The options were granted at $1.31 per share and the market price of the Company's common stock on that date was $1.19.

Employment contracts
--------------------

On February 14, 2000 the Company entered into an Executive Employment Agreement (the "Agreement") with the new President of the Company. The Agreement provides for an annual salary and a grant of 500,000 incentive stock options. The options vest in increments of 83,333 options every six months, provided the President is still employed by the Company. The options are exercisable for $1.31 per share and the market price on the date of grant was $1.19.

                               MEDGRUP CORPORATION
                               -------------------
                        (Formerly Perseus Art Group, Inc.)
                          (A Development Stage Company)

                          Index to Financial Statements


                                                                            Page

Independent auditors' report............................................... F-21

Balance sheets, May 6, 1999 and December 31, 1998.......................... F-22

Statements of operations, from January 1, 1999 through May 6, 1999, from
     June 26, 1998 (inception) through December 31, 1998, and from
     June 26, 1998 (inception) through May 6, 1999......................... F-23

Statement of shareholders' equity, from June 26, 1998 (inception)
     through May 6, 1999................................................... F-24

Statements of cash flows, from January 1, 1999 through May 6, 1999, from
     June 26, 1998 (inception) through December 31, 1998, and from
     June 26, 1998 (inception) through May 6, 1999......................... F-25

Notes to financial statements.............................................. F-27

To the Board of Directors and Shareholders
Medgrup Corporation (Formerly Perseus Art Group, Inc.)

                          Independent Auditors' Report

We have audited the balance sheets of Perseus Art Group, Inc. as of May 6, 1999 and December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for the periods of January 1, 1999 to May 6, 1999, from June 26, 1998 (inception) through December 31, 1998, and from June 26, 1998 (inception) through May 6, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perseus Art Group, Inc. as of May 6, 1999 and December 31, 1998, and the related statements of operations and cash flows for the period periods of January 1, 1999 to May 6, 1999, from June 26, 1998 (inception) through December 31, 1998, and from June 26, 1998 (inception) through May 6, 1999, in conformity with generally accepted accounting principles.

Perseus Art Group, Inc. has incurred consulting fees of $60,500, and $-0- from three affiliated companies during the periods from June 26, 1998 (inception) through December 31, 1998, and the period from January 1, 1999 to May 6, 1999, respectively.






/s/ Cordovano and Harvey, P.C.
------------------------------
Cordovano and Harvey, P.C.
Denver, Colorado
January 31, 2000


                                         MEDGRUP CORPORATION
                                         -------------------
                                 (Formerly Perseus Art Group, Inc.)
                                    (A Development Stage Company)

                                           BALANCE SHEETS

                                                                                May 6,     December 31,
                                                                                 1999         1998
                                                                               ---------    ---------
                                               ASSETS
CASH .......................................................................   $    --      $  10,859

INVENTORY ..................................................................        --          2,765

EQUIPMENT, less accumulated depreciation of
     $0 and $77, respectively (Notes A and B) ..............................        --          1,315
                                                                               ---------    ---------

                                                                               $    --      $  14,939
                                                                               =========    =========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

      Accounts payable .....................................................   $    --      $     214
      Accrued expenses .....................................................        --          1,640
                                                                               ---------    ---------
                                                           TOTAL LIABILITIES        --          1,854
                                                                               ---------    ---------

SHAREHOLDERS' EQUITY (Notes C and E)
      Common stock, $.001 par value, 50,000,000 shares authorized,
        955,000 and 1,080,000 shares issued and outstanding, respectively ..         955        1,080
      Additional paidin capital ............................................     541,545      531,420
      Deficit accumulated during the development stage .....................    (542,500)    (519,415)
                                                                               ---------    ---------
                                                  TOTAL SHAREHOLDERS' EQUITY        --         13,085
                                                                               ---------    ---------

                                                                               $    --      $  14,939
                                                                               =========    =========


                           See accompanying notes to financial statements.

                                                F-22

                                                MEDGRUP CORPORATION
                                                -------------------
                                        (Formerly Perseus Art Group, Inc.)
                                          (A Development Stage Company)

                                             STATEMENTS OF OPERATIONS

                                                                                         June 26,
                                                                                          1998         June 26,
                                                                                       (Inception)       1998
                                                                      January 1, 1999    Through      (Inception)
                                                                          through      December 31,     Through
                                                                        May 6, 1999        1998       May 6, 1999
                                                                        -----------    -----------    -----------
COSTS AND EXPENSES
     Consulting, related parties (Note B) ...........................   $      --      $    60,500    $    60,500
     Stock based compensation  organizational services (Note C) .....          --          450,000        450,000
     Compensation ...................................................        10,069           --           10,069
     Legal and accounting ...........................................         6,321          3,090          9,411
     Stock transfer fees ............................................            93          1,500          1,593
     Website ........................................................          --            2,100          2,100
     Other ..........................................................         2,747          2,346          5,093
                                                                        -----------    -----------    -----------
                                                       OPERATING LOSS       (19,230)      (519,536)      (538,766)

NONOPERATING INCOME (EXPENSE)
     Investment income ..............................................            64            121            185
     Loss on disposal of assets and inventory (Note B) ..............        (3,919)          --           (3,919)
                                                                        -----------    -----------    -----------
                                         NET LOSS BEFORE INCOME TAXES       (23,085)      (519,415)      (542,500)

INCOME TAX BENEFIT (EXPENSE) (Note D)
     Current ........................................................         4,395        192,885        197,280
     Deferred .......................................................        (4,395)      (192,885)      (197,280)
                                                                        -----------    -----------    -----------
                                                             NET LOSS   $   (23,085)   $  (519,415)   $  (542,500)
                                                                        ===========    ===========    ===========

Basic loss per common share .........................................   $     (0.02)   $     (0.48)   $     (0.49)
                                                                        ===========    ===========    ===========
Basic weighted average common shares outstanding ....................     1,120,000      1,080,000      1,096,667
                                                                        ===========    ===========    ===========



                                  See accompanying notes to financial statements.

                                                       F-23

                                                    MEDGRUP CORPORATION
                                                    -------------------
                                            (Formerly Perseus Art Group, Inc.)
                                               (A Development Stage Company)

                                            STATEMENT OF SHAREHOLDER'S EQUITY
                                      June 26, 1998 (Inception) through May 6, 1999


                                                                                                     Deficit
                                                                                                   Accumulated
                                                                Common Stock           Additional  During the        Total
                                                            ---------------------       Paid-in    Development   Shareholders'
                                                            Shares         Amount       Capital       Stage         Equity
                                                            ------         ------       -------       -----         ------

Balance, June 26, 1998 (Inception) ....................         --       $     --      $     --     $     --      $     --

Common stock issued for services rendered at
   estimated fair value (Note C) ......................      900,000*           900       449,100         --      $  450,000

Shares issued in common stock offering, less
   $7,500 of offering costs (Note C) ..................      180,000*           180        82,320         --      $   82,500

Net loss for the period ended
   December 31, 1998 ..................................         --             --            --       (519,415)   $ (519,415)
                                                          ----------     ----------    ----------   ----------    ----------

                             BALANCE, DECEMBER 31, 1998    1,080,000*         1,080       531,420     (519,415)   $   13,085

Shares issued in common stock offering (Note C) .......      100,000*           100         9,900         --      $   10,000

Retirement and cancellation of
     shares of common stock (Note C) ..................     (225,000)*         (225)          225         --      $     --

Net loss for the period from January 1, 1999
   through May 6, 1999 ................................         --             --            --        (23,085)   $  (23,085)
                                                          ----------     ----------    ----------   ----------    ----------

                                   BALANCE, MAY 6, 1999      955,000*    $      955    $  541,545   $ (542,500)   $        0
                                                          ==========     ==========    ==========   ==========    ==========


* Restated (See Note E)


                                     See accompanying notes to financial statements.

                                                        F-24

                                              MEDGRUP CORPORATION
                                              -------------------
                                       (Formerly Perseus Art Group, Inc.)
                                         (A Development Stage Company)

                                           STATEMENTS OF CASH FLOWS

                                                                                          June 26,
                                                                                            1998       June 26,
                                                                                        (Inception)      1998
                                                                        January 1, 1999   Through     (Inception)
                                                                             through    December 31,    Through
                                                                           May 6, 1999      1998      May 6, 1999
                                                                           -----------   ---------    -----------
OPERATING ACTIVITIES
     Net loss ...........................................................   $ (23,085)   $(519,415)   $(542,500)

     Transactions not requiring cash:
        Depreciation ....................................................         160           77          237
        Loss on disposal of assets and inventory (Note B) ...............       3,920         --          3,920
        Common stock issued for services rendered
          by officers (Note C) ..........................................        --        450,000      450,000
                                                                            ---------    ---------    ---------
                                                                              (19,005)     (69,338)     (88,343)
     Changes in operating assets and liabilities:
        (Decrease)/Increase in accounts payable and accrued expenses ....      (1,854)       1,854         --
                                                                            ---------    ---------    ---------
                                                       NET CASH (USED IN)
                                                     OPERATING ACTIVITIES     (20,859)     (67,484)     (88,343)
                                                                            ---------    ---------    ---------

INVESTING ACTIVITIES
     Purchase of inventory ..............................................        --         (2,765)      (2,765)
     Purchase of equipment ..............................................        --         (1,392)      (1,392)
                                                                            ---------    ---------    ---------
                                                       NET CASH (USED IN)
                                                     INVESTING ACTIVITIES        --         (4,157)      (4,157)
                                                                            ---------    ---------    ---------

FINANCING ACTIVITIES
     Sale of common stock ...............................................      10,000       90,000      100,000
     Offering costs incurred ............................................        --         (7,500)      (7,500)
                                                                            ---------    ---------    ---------
                                                     NET CASH PROVIDED BY
                                                     FINANCING ACTIVITIES      10,000       82,500       92,500
                                                                            ---------    ---------    ---------

NET INCREASE/(DECREASE) IN CASH AND
     CASH EQUIVALENTS ...................................................     (10,859)      10,859         --

     Cash and cash equivalents at beginning of period ...................      10,859         --           --
                                                                            ---------    ---------    ---------
CASH AND CASH EQUIVALENTS
     AT END OF PERIOD ...................................................   $    --      $  10,859    $    --
                                                                            =========    =========    =========


                                See accompanying notes to financial statements.

                                                    F-25


                                              MEDGRUP CORPORATION
                                              -------------------
                                       (Formerly Perseus Art Group, Inc.)
                                          (A Development Stage Company)

                                            STATEMENTS OF CASH FLOWS


                                                                                    June 26,
                                                                                      1998           June 26,
                                                                                   (Inception)         1998
                                                              January 1, 1999        Through        (Inception)
                                                                   through         December 31,       Through
                                                                 May 6, 1999           1998         May 6, 1999
                                                                 -----------           ----         -----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest ................................        $--                $--              $--
                                                                    ======             ====             =====
     Cash paid for income taxes ............................        $--                $--              $--
                                                                    ======             ====             =====

     Noncash investing and financing activities:
       Retirement and cancellation of 225,000
         shares of common stock (Note C) ...................        $  225             $--              $ 225
                                                                    ======             ====             =====





                                See accompanying notes to financial statements.

                                                   F-26

                               MEDGRUP CORPORATION
                               -------------------
                       (Formerly Perseus Art Group, Inc.)
                          (A Development Stage Company)

                          Notes to Financial Statements

Note A: Organization and summary of significant accounting policies

Organization and basis of presentation
--------------------------------------
Perseus Art Group, Inc. (the "Company") is a development stage company which was organized under the laws of the state of Colorado on June 26, 1998. The Company proposes to develop an "on-line" art gallery for the purpose of marketing, selling, and trading original artworks and art reproductions on the Internet.

Since inception, the Company has been engaged primarily in organizational matters, the development of its business plan, and the offer and sale of 280,000 shares of its $.001 par value common stock.

On May 7, 1999, Medgrup Development Services, Inc. ("MDSI") exchanged 100 percent of its outstanding shares of common stock for 3,785,000 shares of the common stock of Perseus Art Group, Inc. ("Perseus"). This acquisition has been treated as a reverse acquisition whereby MDSI is considered the surviving entity. Costs of the transactions have been charged to the period. Immediately prior to the merger Perseus changed its name to Medgrup Corporation.

Cash equivalents
----------------
For financial accounting purposes and the statement of cash flows, cash equivalents include all highly liquid debt instruments purchased with an original maturity of three months or less.

Use of estimates
----------------
The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Inventory
---------
Inventory, consisting of pieces of art, is valued at the lower of cost or market. The cost of the inventory has been determined on a specific identification basis.

Equipment and depreciation
--------------------------
Equipment is recorded at cost and depreciated using the straight-line method over the useful lives of the assets, beginning at the time the assets are placed into service. As of December 31, 1998, equipment consisted of computer hardware and software. Depreciation expense for the period from June 26, 1998 (inception) through December 31, 1998 totaled $77. Depreciation expense for the period from January 1, 1999 through May 6, 1999 was $160.

                               MEDGRUP CORPORATION
                               -------------------
                       (Formerly Perseus Art Group, Inc.)
                          (A Development Stage Company)

                          Notes to Financial Statements

Note A: Organization and summary of significant accounting policies, concluded

Equipment and depreciation, concluded
-------------------------------------
Upon retirement or disposition of the equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements are capitalized.

Loss per share
--------------
The Company reports loss per share using a dual presentation of basic and diluted loss per share. Basic loss per share excludes the impact of common stock equivalents. Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents.

Stock-based compensation
------------------------
SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995. This accounting standard permits the use of either a "fair value based method" or the "intrinsic value method" defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) to account for stock-based compensation arrangements.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company has elected to determine the value of stock-based compensation arrangements under the provisions of SFAS 123 and, accordingly, has not included pro forma disclosures.

Income taxes
------------
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

                               MEDGRUP CORPORATION
                               -------------------
                       (Formerly Perseus Art Group, Inc.)
                          (A Development Stage Company)

                          Notes to Financial Statements

Note B: Related party transactions

The Company engaged an affiliate to provide consulting services concerning financing, shareholder relations, public market strategy, broker relations, capitalization, and corporate structure. For the periods from June 26, 1998 (inception) through December 31, 1998 and from January 1, 1999 through May 6, 1999, the Company paid the affiliate $38,000 and $-0-, respectively, in consulting fees, all of which were expensed.


The Company also engaged an affiliate to provide assistance with business development matters. For the periods from June 26, 1998 (inception) through December 31, 1998 and from January 1, 1999 through May 6, 1999, the Company paid the affiliate $2,500 and $-0-, respectively, for consulting services, all of which were expensed. The President of the Company is the owner and President of the affiliate.

In addition, the Company engaged an affiliate to provide assistance with business development matters. For the periods from June 26, 1998 (inception) through December 31, 1998 and from January 1, 1999 through May 6, 1999, the Company paid the affiliate $20,000 and $-0-, respectively, for consulting services, all of which were expensed. The Vice-president of the Company is the owner and managing member of the affiliate.

Pursuant to the terms of the reverse merger with Medgrup Development Services, Inc., the assets and liabilities of the Company were distributed to the President and Vice-President of the Company immediately prior to the reverse merger. The Company's cash, consisting of $10,069, was distributed to the Vice-president of the Company. Accordingly, the cash distribution has been classified as compensation expense for the period ended May 6, 1999. The Vice-president also received the Company's computer equipment, valued at $1,155, net of accumulated depreciation. The Vice-President of the Company was given the other assets of the Company consisting of inventories valued at $2,765. The distribution of equipment and inventories was accounted for as a loss on disposal of assets for the period ended May 6, 1999.

                               MEDGRUP CORPORATION
                               -------------------
                       (Formerly Perseus Art Group, Inc.)
                          (A Development Stage Company)

                          Notes to Financial Statements

Note C: Shareholders' equity

Common stock issuances
----------------------
Effective June 30, 1998, the Company issued to its Vice-president and President, respectively, 630,000 and 270,000 shares of the Company's $.001 par value per share common stock for services in connection with its organization. The shares were valued by management at $.002 per share, or a total of $1,800. However, the issuance of the shares was accounted for based on the fair value of the Company's common stock as established by contemporaneous equity transactions and other analysis, measured on July 10, 1998. Accordingly, the Company recorded stock-based compensation of $450,000 in the accompanying financial statements.

Effective July 10, 1998, the Company offered for sale 900 Units aggregating $90,000 through its officers and directors. Each Unit included 200 shares of the Company's $.001 par value common stock. Upon issuance, the shares are detachable from the Units and may be transferred separately.

The Company closed the offering and issued 900 Units representing 180,000 shares of common stock for net proceeds of $82,500 after deducting $7,500 in offering costs. The shares were issued without registration under the federal securities laws in reliance upon an exemption from registration requirements contained in the Securities Act of 1933, as amended.

On March 31, 1999 the Company sold an additional 100,000 shares of its $.001 par common stock for $.10 per share. No offering costs were incurred in relation to this sale.

Immediately prior to the reverse merger with Medgrup Development Services, Inc. the Company's President returned to the Company 225,000 shares of common stock to be retired and cancelled. This was accounted for as an increase to additional paid in capital since no consideration was received for the 225,000 shares upon retirement and cancellation.

Also immediately prior to the reverse merger with Medgrup Development Services, Inc., the board of directors approved an amendment to the articles of incorporation increasing the number of shares of common stock outstanding to 50,000,000 from 20,000,000.

Description of common stock
---------------------------
All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscriptive, conversion or redemption rights. Cumulative voting in the election of directors is not permitted. In case of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities.

                               MEDGRUP CORPORATION
                               -------------------
                       (Formerly Perseus Art Group, Inc.)
                          (A Development Stage Company)

                          Notes to Financial Statements

Note D: Income taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:


                                                                    June 26,
                                                                      1998         June 26,
                                                                   (Inception)       1998
                                                  January 1, 1999    Through      (Inception)
                                                      through      December 31,     Through
                                                    May 6, 1999       1998        May 6, 1999
                                                  --------------   ------------   -----------
U.S. statutory federal rate, graduated .............   15.00%         34.00%         34.00%
State income tax rate, net of federal benefit ......    4.04%          3.13%          3.14%
Net operating loss (NOL) for which
    no tax benefit is currently available ..........  -19.04%        -37.13%        -37.14%
                                                      -------        -------        -------
                                                        0.00%          0.00%          0.00%
                                                      =======        =======        =======


At December 31, 1998, deferred taxes consisted of a net tax asset of $192,885 due to operating loss carryforwards of $519,416, which was fully allowed for in the valuation allowance of $192,885. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance from June 26, 1998 (inception) through December 31, 1998 was $192,885. Net operating loss carryforwards will expire in 2018.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

At May 6, 1999, deferred taxes consisted of a net tax asset of $4,395 due to operating loss carryforwards of $23,084, which was fully allowed for in the valuation allowance of $4,395. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance from December 31, 1998 through May 6, 1999 was $4,395. Net operating loss carryforwards will expire through 2019.

                               MEDGRUP CORPORATION
                               -------------------
                       (Formerly Perseus Art Group, Inc.)
                          (A Development Stage Company)

                          Notes to Financial Statements

Note E: Reverse Stock Split

Effective May 6, 1999, the shareholders approved a reverse split of common stock of one share for each two shares of common stock (1:2) held. The accompanying financial statements have been retroactively restated to give effect to the reverse stock split for all periods presented.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers
           Included in prospectus.

Item 25.   Other Expenses of Issuance and Distribution

           Description of Expenses                                     Amount
           -----------------------                                     ------
           SEC filing fee .......................................... $    400
           Legal fees and expenses .................................   30,000
           Accounting fees and expenses ............................   30,000
           Blue Sky filing fees and expenses .......................    1,500
           Printing ................................................    2,500
           Miscellaneous ...........................................      600
                                                                     --------

           Total                                                     $ 65,000
                                                                     ========

Item 26.   Recent Sales of Unregistered Securities

     The Company commenced its capitalization on June 30, 1998 by issuing an aggregate of 900,000 shares of its common stock (on a post-split basis) to its officers and directors. Messrs. Scott Thornock and Bruce Capra acquired 630,000 and 270,000 shares, respectively, in a transaction exempt from the registration requirements of the Securities Act pursuant to the provisions of Section 4(2) thereof. Each of those individuals was afforded access to information typically contained in a registration statement, and each had a preexisting relationship with the Company. Finally, Messrs. Thornock and Capra were able to bear the financial risks of the investment. In conjunction with this offering, the Company placed stop transfer instructions with its transfer agent and certificates representing the shares were embossed with the restrictive legend required by Rule 144.

     In October, 1998, the Company completed an offering exempt from the registration requirements of the Securities Act pursuant to the provisions of Regulation D, Rule 504 thereof and Section 3(b). The Company sold an aggregate of 180,000 shares of its common stock for total gross proceeds of $90,000. The offering was made by means of a Private Placement Memorandum dated July 10, 1998 and investors were advised of the absence of any registration under the Securities Act. The following list sets forth the name and share amounts acquired by the purchasers in that offering, each of which was a friend or business associate of officers and directors of the Company:

     Name of                            Number               Transaction
     Shareholder                        of Shares            Date
     -----------                        ---------            ----

     Brad Keech                           6,000              6/29/98

     Roana Thornock                       1,000              6/30/98

     Peter Garthwaite                     4,000              6/30/98

     Heidi Wertz-Garthwaite               4,000              6/30/98

     Name of                            Number               Transaction
     Shareholder                        of Shares            Date
     -----------                        ---------            ----

     Stephene McKay                       6,000              6/30/98

     Diana Thornock                       5,000              6/30/98

     Karl White                           2,000              6/30/98

     Horace Starr                         2,000              7/01/98

     Michael Bryant                       1,000              7/01/98

     Ross W. King                         4,000              7/01/98

     Ed Venerable                        12,000              7/01/98

     Mark A. Tellinger                    4,000              7/01/98

     John F. Hyer, Jr.                    2,000              7/01/98

     Daniel R. Albright                   2,000              7/01/98

     Richard K. Krause                    2,000              7/01/98

     Matthew Nicholas                     2,000              7/01/98

     Michael Krause                       3,000              7/01/98

     Jim DeLutes                          6,000              7/07/98

     William Moore                        1,500              7/07/98

     Kyla B. Moore                        1,500              7/07/98

     Jeffrey H. Lee                       2,000              7/08/98

     Jessica Lee                          2,000              7/08/98

     Rick Neitenbach                     12,000              7/16/98

     Bradley R. Parker                   10,000              7/16/98

     Robert E. Nye                       10,000              7/16/98

     Kirk Eberl                          10,000              7/16/98

     Dan Nye                             10,000              7/16/98

     Bruce Capra                          5,000              7/17/98

     Name of                            Number               Transaction
     Shareholder                        of Shares            Date
     -----------                        ---------            ----

     Mary E. Writer                      12,000              10/24/98

     James Kreutz                        12,000              10/21/98

     James H. Watson, Jr.                12,000              10/21/98

     Velma Walters                       12,000              10/21/98
                                        -------

     Total                              180,000
                                        =======

     In April, 1999, the Company conducted a subsequent offering pursuant to the provisions of Rule 504. The Company sold an aggregate of 100,000 shares of its Common Stock at an offering price of $.05 per share, or a total of $10,000. This offering was conducted by means of a subscription agreement executed by each of the purchasers. Each purchaser acknowledged that the shares were not registered under the Securities Act. The following individuals, each of whom was a friend or business associate of officers and directors of the Company, participated in that offering:

     Name of                            Number               Transaction
     Shareholder                        of Shares            Date
     -----------                        ---------            ----

     Bruce A. Capra                      15,000              4/05/99

     Entrepreneur Investments, LLC       10,000              4/05/99

     Michael D. Tanner                   10,000              4/05/99

     Scott M. Thornock                   17,500              4/05/99

     C. Edward Venerable                 17,500              4/05/99

     Velma Walters                       10,000              4/05/99

     James H. Watson, Jr.                10,000              4/05/99

     Mary A. Writer                      10,000              4/05/99
                                        -------

     Total                              100,000
                                        =======


     In conjunction with the merger of the Company with MedGrup Development Services, the Company issued an aggregate of 3,785,000 shares of its common stock in a transaction exempt from the registration requirements under Section 4(2). Mr. and Mrs. Cronin, former officers, directors and shareholders of MedGrup Development Services, were afforded access to the information about the Company customarily contained in a registration statement. Each was able to fend for himself or herself in the transaction. Further, the Company placed stop-transfer restrictions with its transfer agent and certificates representing the shares were embossed with a restrictive legend.

     In conjunction with an offering completed in January, 2000, the Company issued an additional 600,000 shares of its Common Stock pursuant to the provisions of Regulation D, Rule 506 and Section 4(2) of the 1933 Act. This offering was conducted by Kashner Davidson Securities, Inc. as placement agent, who acted on the Company's behalf for purposes of placing its common stock. The Company paid compensation to the placement agent in the amount of 10% of the sale price of each share sold in the offering. The Company also paid a non-accountable expense allowance in the amount of 1% of the gross proceeds of the offering, and issued 50,000 shares of its common stock valued at $50,000. The Company also issued a warrant to purchase one share of common stock for each five shares sold in the offering, each warrant exercisable at $1.10 per share. Purchasers in the offering, all of whom are selling shareholders described in this registration statement, represented customers of the placement agent, friends and business associates of officers and directors of the Company. The offering was conducted by means of a Private Placement Memorandum dated July 9, 1999 and each purchaser executed a questionnaire and subscription agreement demonstrating his status as an accredited investor. Stop transfer instructions were issued to the Company's transfer agent in connection with issuance of the certificates for that stock, each of which bore the restrictive legend required by Rule 144.

     In conjunction with the issuance of the common stock and warrant to the placement agent described above, the Company relied on the exemption provided by
Section 4(2) of the Securities Act. The placement agent was afforded access to the type of information customarily contained in a registration statement. Furthermore, the placement agent was able to fend for itself in the transaction. Finally, certificates representing the common stock and warrants were embossed with a restrictive legend and stop transfer instructions were issued to the Company's transfer agent.

     In May, 1999, the Company issued an aggregate of 145,000 shares of its common stock to three individuals in conversion of notes payable by the Company. Principal and interest in the amount of $87,000 were converted at a price of $.60 per share. The Company relied on the exemption provided by Section 4(2) in issuing these shares. By virtue of their relationship with the Company, each note holder was afforded access to information customarily contained in a registration statement, and each was able to fend for himself in the transaction. Finally, certificates representing the common stock were embossed with a restrictive legend and stop transfer instructions were issued to the Company's transfer agent.

     Finally, several times during the 12 months succeeding the merger with MedGrup Development Services, the Company has issued options to acquire its common stock to employees and consultants of the Company. Such options were issued under the 1999 Incentive Stock Option Plan maintained by the Company. As of March 31, 2000, 1,391,293 options are outstanding with 294,293 of those options vested. None of these options has been exercised as of the date of this registration statement.

Item 27.   Exhibits

1       Not applicable.

2 Articles of Merger, MedGrup Corporation, as the survivor and MedGrup Development Services, Inc., as filed with the Secretary of State of the State of Colorado on May 12, 1999.

3.1 Articles of Incorporation of the Company as filed on June 26, 1998 with the Secretary of State of the State of Colorado.

3.2 Articles of Amendment to the Articles of Incorporation, as filed with the Secretary of State of the State of Colorado May 12, 1999.

3.3     Amended and Restated Bylaws

4       Form of Certificate for Common Stock

5       Opinion re: legality of securities - Included with Exhibit 23

6       Not applicable.

8       Not applicable.

9       Not applicable.

10.1    Form of Agreement for Coding Services

10.2 Form of Capital Lease Agreement between the Company and Wells Fargo Equipment Finance, Inc. dated June 2, 1999.

10.3 Commercial Property Lease Agreement between the Company and Gary Bader dated March 15, 2000.

10.4 Form of Warrant Agreement between the Company and Kashner Davidson Securities Corporation.

10.5 Employment Agreement between the Company and William D. Cronin, dated January 1, 2000.

10.6 Employment Agreement between the Company and Terry J. Holmes, dated February 14, 2000.

10.7 Employment Agreement between the Company and Margaret M. Cronin, dated January 1, 2000.

10.8 Employment Agreement between the Company and Gary B. Mendenhall, dated January 1, 2000.

10.9    Incentive Stock Option Plan with Form of Option Agreement.

10.10 Option Agreement between the Company and Gary Mendenhall, dated May 26, 1999.

10.11 Option Agreement between the Company and Terry Holmes, dated February 14, 2000.

10.12 Software Limited License Agreement between the Company and QuadraMed Corporation dated December 13, 1999.

11      Not applicable.

12      Not applicable.

15      Not applicable.

16      Not applicable.

21      Not applicable.

23.1    Consent of Cordovano & Harvey, P.C.

23.2    Consent of Overton, Babiarz & Associates, P.C.

24 Power of Attorney (included in the signature page to this registration statement)

25      Not applicable.

26      Not applicable.

27      Financial Data Schedule.

99      Not applicable.

Item 28.   Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorize this registration statement to be signed on its behalf by the undersigned, in the County of El Paso, State of Colorado on this 26th day of April, 2000.

                                        MEDGRUP CORPORATION



                                        By:/s/ William D. Cronin
                                        ------------------------
                                        William D. Cronin, Chairman of the Board
                                        and Chief Executive Officer


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of MedGrup Corporation, do hereby constitute and appoint William D. Cronin and Terry L. Holmes, or either of them, to be our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons on the 26th day of April, 2000 in the capacities stated.



/s/ William D. Cronin             Chairman of the Board, Chief Executive Officer
---------------------
William D. Cronin


/s/ Terry J. Holmes               President, Director
-------------------
Terry J. Holmes


/s/ Margaret M. Cronin            Vice President - Finance (Principal Financial
----------------------            Officer), Treasurer, Secretary and Director
Margaret M. Cronin

/s/ Gary B. Mendenhall            Vice President - Operations, Chief Operating
----------------------            Officer and Director
Gary B. Mendenhall



/s/ James S. Wantman              Controller
--------------------
James S. Wantman